STOCK PURCHASE AGREEMENT

                                between


                  INTERNATIONAL MULTIFOODS CORPORATION
                               (Seller)

                                 and

                           TYSON FOODS, INC.
                                (Buyer)


                       Dated as of June 7, 1995



                        SALE OF SEAFOOD BUSINESS



                            TABLE OF CONTENTS


SECTION
Page

 1.     Purchase and Sale of the Shares                                1
 2.     Closing; Purchase Price Adjustment                             2
 3.     Conditions to Closing                                          7
 4.     Representations and Warranties of Seller                      13
 5.     Covenants of Seller                                           44
 6.     Representations and Warranties of Buyer                       54
 7.     Covenants of Buyer                                            57
 8.     Mutual Covenants                                              58
 9.     Employees and Employee Benefits                               67
10.     Further Assurances                                            73
11.     Indemnification                                               73
12.     Tax Matters                                                   92
13.     Assignment                                                    98
14.     No Third-Party Beneficiaries                                  98
15.     Termination                                                   99
16.     Survival of Representations                                  101
17.     Expenses                                                     101
18.     Amendments                                                   101
19.     Notices                                                      101
20.     Interpretation                                               103
21.     Counterparts                                                 104
22.     Entire Agreement                                             104
23.     Brokerage Fees                                               105
24.     Severability                                                 105
25.     Governing Law                                                105
26.     Disclosure Schedule                                          105
27.     Certain Definitions                                          106

Exhibit A     Form of Opinion of Faegre & Benson
Exhibit B     Form of Opinion of General Counsel of Seller
Exhibit C     Form of Opinion of Corporate Counsel of Buyer
Exhibit D-1   Audited Financial Statements
Exhibit D-2   Interim Statement

                          STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of June 7, 1995, between INTERNATIONAL MULTIFOODS CORPORATION, a Delaware corporation ("Seller"), and TYSON FOODS, INC., a Delaware corporation ("Buyer"). An index of the defined terms used herein is located at Section 27 hereof.

          Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, (i) all of the issued and outstanding shares of Common Stock, par value $10.00 per share, of JAC Creative Foods, Inc., a California corporation and wholly owned subsidiary of Seller ("JAC"), and (ii) all of the issued and outstanding shares of Common Stock, par value $1.00 per share, of Multifoods Seafood, Inc., a Delaware corporation and wholly owned subsidiary of Seller ("Multifoods Seafood" and, together with JAC, herein sometimes collectively called the "Companies" and individually called a "Company"). The issued and outstanding shares of Common Stock of the Companies are herein collectively called the "Shares".

          Accordingly, the parties hereto hereby agree as follows:

          1. Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined) Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Shares for an aggregate purchase price equal to Forty One Million Dollars ($41,000,000), $6,000,000 of which shall be allocated to the Shares of JAC and $35,000,000 of which shall be allocated to the Shares of Multifoods Seafood (the "Purchase Price"), payable as set forth below in
Section 2(a), subject to adjustment as provided in Section 2(b).

          2.     Closing; Purchase Price Adjustment.

          (a) Closing. The Closing (the "Closing") of the purchase and sale of the Shares shall be held at the offices of Faegre & Benson, 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, at 9:00 a.m. Minneapolis time on June 26, 1995, or, if the conditions to Closing set forth in Section 3 of this Agreement shall not have been so satisfied or waived by the appropriate party by such time on such date, subject to the provisions of Section 15 hereof, at such time of day as the parties shall agree on the first business day to occur following the date on which all of the conditions to Closing set forth in Section 3 shall have been so satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date" and the transfer shall for all purposes be considered effective as of 12:01 a.m. Minneapolis time on the Closing Date. At the Closing, (i) Buyer shall pay to Seller, by wire transfer to a bank account designated in writing by Seller at least forty-eight (48) hours prior to the Closing, immediately available funds in an aggregate amount (the "Adjusted Purchase Price") equal to (A) the Purchase Price, plus or minus (B) the amount, if any, by which Closing Net Assets (determined in the manner set forth in Section 2(b) hereof), excluding the Net Deferred Income Tax Liabilities, exceeds or is less than Nineteen Million Seven Hundred Thirty Five Thousand ($19,735,000), and minus (C) the amount of Net Deferred Income Tax Liabilities shown on the Closing Statement, (ii) Seller shall deliver to Buyer certificates representing the Shares, duly endorsed by Seller for transfer to Buyer or accompanied by stock powers duly executed by Seller in proper form for transfer to Buyer and (iii) Buyer and Seller shall deliver or cause to be delivered the documents and other items required to be delivered by each pursuant to Section 3 hereof.

          (b)     Determination of Closing Net Assets.

          (i) A physical inventory of the Seafood Business shall be conducted by Seller consistent with past practice (and in accordance with the written inventory policies of the Seafood Business, copies of which have been delivered to Buyer) as of the close of business on the last day immediately preceding the Closing Date, and Buyer shall have the right to observe the taking of such physical inventory and the reconciliation thereof. The value of the inventory shown on the Closing Statement and included in the determination of Closing Net Assets shall be based on such physical inventory, and the quantities of each item of inventory determined pursuant to such physical inventory shall be final and binding for purposes of determining the value of such inventory and not subject to any post-Closing adjustment except as may be necessary to correct computational errors. For purposes of determining Closing Net Assets, the Interim Statement shall conclusively be deemed to have been true and correct, and shall be final and binding, in all respects as of August 27, 1994. Notwithstanding the foregoing, nothing stated in this
Section 2(b)(i) shall limit in any respect any representation or warranty of Seller set forth in Section 4(f) of this Agreement.

          (ii) Prior to the Closing, Seller, in consultation with Buyer, shall prepare a statement (the "Closing Statement") setting forth Net Assets as of the close of business on the last day immediately preceding the Closing Date, but after giving effect to the transactions contemplated by Sections 8(g) and (h) hereof ("Closing Net Assets"). If there are any disputes between Seller and Buyer with respect to any matters regarding Closing Net Assets not made final and binding pursuant to Section 2(b)(i), Seller and Buyer shall use all reasonable efforts to resolve such disputes prior to the scheduled time of Closing, which resolutions shall be reflected in the determination of Closing Net Assets and shall be final and binding and not subject to any post-Closing adjustment except as may be necessary to correct computational errors.

          (iii) If there are any disputes between Seller and Buyer with respect to matters regarding Closing Net Assets not made final and binding pursuant to Section 2(b)(i) which Seller and Buyer mutually conclude they will be unable to resolve prior to the scheduled time of Closing, then promptly after reaching such mutual conclusion each such party, acting in good faith and exercising reasonable judgment, shall prepare a written statement setting forth in reasonable detail the matters which remain in dispute and the Closing Net Assets determined by such party, and shall submit copies of the same to the other party. If the Closing Net Assets set forth in Seller's written statement exceed the Closing Net Assets set forth in Buyer's written statement by $200,000 or less, then the Closing shall proceed as scheduled based on the Closing Net Assets set forth in Seller's written statement, which shall be final and binding and not subject to any post-Closing adjustment except as may be necessary to correct computational errors. If the Closing Net Assets set forth in Seller's written statement exceed the Closing Net Assets set forth in Buyer's written statement by more than $200,000, then Seller and Buyer shall immediately submit copies of their written statements to Arthur Andersen LLP or, if Arthur Andersen LLP is unable or unwilling to act, such nationally recognized independent public accounting firm as shall be agreed upon by Seller and Buyer in writing (the "Arbitrator"). The Arbitrator shall review all matters which remain in dispute (which shall not include any matters made final and binding pursuant to
Section 2(b)(i)) and endeavor to render in writing decisions resolving such matters at or prior to the scheduled time of Closing, which decisions shall be reflected in the determination of Closing Net Assets (provided that the Closing Net Assets so determined shall in no event be less than those set forth in the Buyer's written statement nor more than those set forth in the Seller's written statement) and shall be final and binding and not subject to any post-Closing adjustment except as may be necessary to correct computational errors. If the Arbitrator informs Seller and Buyer that it is unable at or prior to the scheduled time of Closing to render decisions resolving all matters which remain in dispute, then, subject to the provisions of Section 15, the Closing shall be delayed until such time of day as the parties shall agree on the first business day to occur following the date on which all remaining disputes have been resolved, provided that the Arbitrator shall in all events render its decision within five business days after the previously scheduled time of Closing. The difference, if any, between the Purchase Price and the Adjusted Purchase Price shall be allocated between the Shares of JAC and the Shares of Multifoods Seafood in such manner as Seller and Buyer in good faith shall mutually agree.

          (iv)     The procedures for any arbitration pursuant to this
Section 2(b) shall be determined by the Arbitrator, provided that all disputed matters shall be resolved by the Arbitrator in accordance with the principles and methodology set forth in this Section 2(b) and in the Interim Statement. The fees and disbursements of the Arbitrator in connection with any arbitration pursuant to this Section 2(b) shall be borne 50% by Buyer and 50% by Seller.

          (v) As used in this Section 2(b), the term "Net Assets" shall mean (A) the book value (net of appropriate reserves) of all assets of the Seafood Business of a type not expressly excluded from Net Assets on the Interim Statement, less (B) the book value of (1) the Net Deferred Income Tax Liabilities and (2) all liabilities of the Seafood Business of a type required to be recorded as liabilities on the face of balance sheets prepared in accordance with GAAP and not constituting Net Deferred Income Tax Liabilities or otherwise expressly excluded from Net Assets on the Interim Statement or otherwise by this Agreement; all as determined on a basis consistent with GAAP applied by Seller in calculating the $19,735,000 of Net Assets (exclusive of the Net Deferred Income Tax Liabilities) in the preparation of the Interim Statement and the methodology set forth in the Interim Statement, provided that in no event shall the Net Assets shown on the Closing Statement include any liabilities for which Seller (and not the Companies or the Subsidiary) shall be liable after the Closing pursuant to Section 9 hereof.

          3.     Conditions to Closing.

               (a) Buyer's Obligation. The obligation of Buyer to purchase and pay for the Shares and consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

          (i) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and (except as they may be affected by transactions contemplated hereby or by activities or transactions after the date of this Agreement in the ordinary course of business) immediately prior to the Closing, as though made immediately prior to the Closing, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyer a certificate executed by a duly authorized officer of Seller dated the Closing Date confirming the foregoing;

          (ii) Buyer shall have received an opinion dated the Closing Date of Faegre & Benson, special counsel to Seller, substantially in the form of Exhibit A attached hereto and an opinion of Frank W. Bonvino, General Counsel of Seller, substantially in the form of Exhibit B attached hereto;

          (iii) No action, proceeding, or investigation by or before any government body shall be pending wherein a judgment, decree or order is reasonably likely to be issued that would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded and no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase or sale of the Shares hereunder or the consummation of the transactions contemplated hereby;

          (iv) All filings required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or have been terminated, as the case may be;

          (v) Since February 25, 1995, no incident or event (including any damage or destruction) shall have occurred which, individually or in the aggregate, has a material adverse effect on the business, assets, financial condition or results of operations of the Seafood Business, taken as a whole (a "Material Adverse Effect");

          (vi) Those consents, approvals, or other actions by third parties and governmental entities or authorities that are required for the consummation of the transactions and are set forth in Disclosure
Schedule 3(a)(vi) shall have been obtained; and

          (vii) On the Closing Date, Seller shall have delivered to Buyer, performed or caused the performance of, the following:

          (A) Certified copies of the resolutions duly adopted by Seller's Board of Directors approving the execution, delivery and performance of this Agreement and the other agreements contemplated hereby;

          (B) Copies of the certificates of incorporation of the Companies and the Subsidiary certified by the Secretary of State of the applicable state of incorporation as of a recent date;

          (C) Copies of the bylaws of each of the Companies and the Subsidiary certified by the Secretary of the Companies and the Subsidiary;

          (D) Good standing certificates as of a recent date for the Companies and the Subsidiary from the Secretary of State (or, with respect to the Subsidiary, a comparable governmental official) of the jurisdictions of incorporation of each Company and the Subsidiary and the jurisdictions in which the Companies and the Subsidiary are qualified to do business as foreign corporations;

          (E) Such instruments of sale, transfer, assignment, conveyance and delivery, in form and substance reasonably satisfactory to counsel for Buyer, as are required in order to transfer to Buyer Seller's right, title and interest in and to the Shares and Seller shall have delivered any other instrument or taken any other action required hereunder of Seller or reasonably required by Buyer, to enable Seller to fulfill its obligations hereunder;

          (F) A certificate from Seller stating that Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate and listing Seller's U.S. Employer Identification Number and address of its principal business office; and

          (G) All proceedings to be taken by Seller in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all documents required to be delivered by Seller in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

          (b) Seller's Obligation. The obligation of Seller to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

          (i) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and immediately prior to the Closing, as though made immediately prior to the Closing, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer dated the Closing Date confirming the foregoing.

          (ii) Seller shall have received an opinion dated the Closing Date of either David L. Van Bebber or R. Read Hudson, corporate counsel to Buyer, substantially in the form of Exhibit C attached hereto.

          (iii) No action, proceeding, or investigation by or before any government body shall be pending wherein a judgment, decree or order is reasonably likely to be issued that would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded and no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase or sale of the Shares hereunder or the consummation of the transactions contemplated hereby;

          (iv) All filings required pursuant to the HSR Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or have been terminated, as the case may be;

          (v) Seller shall have received certified copies of the resolutions adopted by Buyer's Executive Committee of the Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and of such charter documents and/or resolutions of the Board of Directors of Buyer as Seller shall reasonably request establishing the authority of Buyer's Executive Committee of the Board of Directors to make such authorization; and

          (vi) All proceedings to be taken by Buyer in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all documents required to be delivered by Buyer and all payments of funds required by Buyer hereunder in connection with the transactions contemplated hereby will be made and/or be reasonably satisfactory in form and substance to Seller.

          4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that the statements contained in this Section 4 are true and correct as of the date of this Agreement.

          (a) Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and proceedings required to be taken to authorize the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance by Seller of this Agreement do not, and the consummation by Seller of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, any provision of the charter or by-laws of any of Seller, the Companies or the Subsidiary, or (ii) except as set forth in Disclosure Schedule 4(a), conflict with, result in any violation of, or constitute a default under, any instrument, contract, commitment, agreement or arrangement to which any of Seller, the Companies or the Subsidiary is a party or by which any of Seller, the Companies or the Subsidiary or the property or assets of any of Seller, the Companies or the Subsidiary is bound (other than those with respect to which appropriate written consents have been received from the other parties thereto), or any judgment, order, writ, injunction or decree to which any of Seller, the Companies or the Subsidiary has been specifically identified as subject, or any statute, law, ordinance, rule or regulation applicable to any of Seller, the Companies or the Subsidiary or the property or assets of any of Seller, the Companies or the Subsidiary (except where such conflict, violation or default would not impair the ability of Seller to consummate the transactions contemplated hereby or have, individually or in the aggregate, a Material Adverse Effect). Except as set forth in Disclosure Schedule 4(a), no material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to any of Seller, the Companies or the Subsidiary in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby other than compliance with and filings under the HSR Act and Section 13(a) of the Securities Exchange Act of 1934, as amended; provided, however, that no representation is made as to whether any new governmental licenses, permits or authorizations will be required as a result of the change in control of the Companies and the Subsidiary occurring at Closing in order for the Companies and the Subsidiary to continue to conduct the Seafood Business following the Closing in the manner in which the Seafood Business was conducted prior to the Closing.

          (b) The Shares. Seller is the record and beneficial owner of all of the Shares, free and clear of all claims, pledges, liens, encumbrances, security interests, options, charges, rights of third parties and restrictions whatsoever, except for restrictions upon transfer of the Shares other than in compliance with federal and state securities laws, and except for rights of Buyer under this Agreement. The Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, other than this Agreement.

          (c) Organization and Standing of the Companies and the Subsidiary. JAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Multifoods Seafood is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Multifoods Seafood (Canada) Inc. (the "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Each of the Companies and the Subsidiary has all requisite corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry on the Seafood Business as presently conducted. Each of the Companies and the Subsidiary is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect. Each of the jurisdictions in which any of the Companies or the Subsidiary are so qualified and in good standing is identified in Disclosure Schedule 4(c). Seller has delivered to Buyer true and complete copies of the charter, as amended to date, and the by-laws, as in effect on the date hereof, of each of the Companies and the Subsidiary, and has made available to Buyer true and complete copies of the stock certificates and the stock transfer ledgers of each of the Companies and the Subsidiary. Disclosure Schedule 4(c) lists the directors and officers of each of the Companies and the Subsidiary. The minutes of the meetings of the shareholders and directors of each of the Companies and the Subsidiary made available by Seller to Buyer are true and correct in all material respects.

          (d)     Capital Stock of the Companies and the Subsidiary.
The authorized capital stock of JAC consists of 500,000 shares of Common Stock, par value $10.00 per share, of which 153,450 shares are duly authorized, validly issued and outstanding and fully paid and nonassessable. The authorized capital stock of Multifoods Seafood consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are duly authorized, validly issued and outstanding and fully paid and nonassessable. The authorized capital stock of the Subsidiary consists of an unlimited number of shares of Common Stock, no par value, of which 10,000 shares are duly authorized, validly issued and outstanding and fully paid and nonassessable. Except as set forth above, there are no shares of capital stock of any of the Companies or the Subsidiary outstanding. Neither the Shares nor any outstanding shares of capital stock of the Subsidiary have been issued in violation of any preemptive or similar rights. There are no outstanding subscriptions, calls, warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which any of Seller, the Companies or the Subsidiary is or may become obligated to issue, sell, transfer or otherwise dispose of, or purchase, return, redeem or otherwise acquire, any of the Shares or any other shares of capital stock of any of the Companies or the Subsidiary other than this Agreement, and no capital stock of any of the Companies or the Subsidiary is reserved for issuance for any purpose. JAC owns beneficially and of record all of the outstanding shares of capital stock of the Subsidiary, free and clear of all claims, pledges, liens, encumbrances, security interests, options, charges, rights of third parties and restrictions whatsoever, except for restrictions upon transfer of such shares other than in compliance with federal and state securities laws. The shares of the Subsidiary's capital stock are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such shares.

          (e) Equity Interests. Except for the Subsidiary, neither of the Companies directly or indirectly owns any capital stock of or other equity interests in any corporation or other entity, including but not limited to any joint venture or partnership.

          (f) Financial Statements. Attached hereto as, respectively, Exhibits D-1 and D-2 are (i) audited Combined Balance Sheets of the Seafood Business as of February 27, 1993, February 26, 1994 and February 25, 1995, and audited Statements of Earnings and Cash Flows of the Seafood Business for the fiscal years ended February 27, 1993, February 26, 1994 and February 25, 1995, together with the notes thereto and the reports thereon of KPMG Peat Marwick (collectively, the "Audited Financial Statements"), and (ii) an unaudited Statement of Net Assets (other than the Net Deferred Income Tax Liabilities) of the Seafood Business as of August 27, 1994 (the "Interim Statement").
Except as expressly disclosed therein, the Audited Financial Statements fairly present, in all material respects, the assets, liabilities and financial condition of the Seafood Business at their respective dates and the results of operations of the Seafood Business for the respective periods covered thereby, and have been prepared in conformity with GAAP applied on a basis consistent with Seller's audited consolidated financial statements. Except as expressly disclosed therein, the Interim Statement fairly presents, in all material respects, the Net Assets (other than the Net Deferred Income Tax Liabilities) of the Seafood Business at the date thereof, and has been prepared in conformity with GAAP applied on a basis consistent with Seller's audited consolidated financial statements. Except as expressly provided in this
Section 4(f), no representation is made by Seller as to any financial information of the Seafood Business provided to Buyer, including without limitation any financial information set forth in the Descriptive Memorandum regarding the Seafood Business provided to Buyer by Lehman Brothers and Piper Jaffray Inc. Without limiting the generality of the foregoing, no representation is made as to the accuracy, fairness or reasonableness of any projections provided to Buyer or the assumptions used in preparing the same, or as to the likelihood that such projections will be achieved.

          (g) Nonforeign Certification. Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

          (h)     Taxes.

          (i) For purposes of this Agreement, (A) "Tax" or "Taxes" shall mean all United States and Canadian federal, state, provincial and local, and all other foreign, taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts;
(B) "Pre-Closing Tax Period" shall mean all taxable periods ending before the Closing Date and the portion ending before the Closing Date of any taxable period that includes (but does not begin on) such day;
(C) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations thereunder; and (D) "Tax Return" or "Tax Returns" shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

          (ii) Each of the Companies and the Subsidiary, and any affiliated group, within the meaning of Section 1504 of the Code, of which any of the Companies or the Subsidiary is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed by the Code, and all Tax Returns required to be filed by applicable state, provincial, local or foreign Tax laws, except where the failure to file such state, provincial, local or foreign Tax Returns would not have, individually or in the aggregate, a Material Adverse Effect. All Taxes shown to be due on such Tax Returns have been paid in full, will be paid in full prior to the close of business on the last day immediately preceding the Closing Date, or will be included in the final determination of Closing Net Assets and taken into account in the calculation of the Adjusted Purchase Price.

          (iii) Neither Seller nor any of its affiliates has made with respect to either of the Companies, or any property held by either of the Companies, any consent under Section 341(f) of the Code. No property of either of the Companies is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither of the Companies is a party to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

          (i) Title to Tangible Personal Property. Each of the Companies and the Subsidiary has good and valid title to all tangible personal property and receivables which it owns as of the date hereof, in each case free and clear of all liens, security interests and other encumbrances, except (i) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlord's or other like liens securing obligations that are not delinquent; (ii) liens for Taxes and other governmental charges which are not due and payable or which may be paid without interest or penalty; (iii) liens, security interests and other encumbrances evidenced by any mortgage agreement, deed of trust, security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease, operating lease or license which is described in Disclosure Schedule 4(m) or the non-disclosure of which therein does not constitute a misrepresentation under Section 4(m) of this Agreement; (iv) imperfections of title and encumbrances which do not, individually or in the aggregate, materially impair the value or the continued use and operation in the current manner of the assets to which they relate; and (v) other liens, security interests and encumbrances, if any, described in Disclosure Schedule 4(i) (the liens, security interests and other encumbrances described in clauses (i), (ii) and (iii) above being hereinafter referred to collectively as "Permitted Liens"). This Section 4(i) does not relate to the capital stock of the Subsidiary, such stock being the subject of Section 4(d).

          (j) Title to Real Property. Disclosure Schedule 4(j) sets forth a complete list and legal descriptions of all real property owned in fee simple by any of the Companies or the Subsidiary (individually, an "Owned Property") and a complete list of all real property leased by any of the Companies or the Subsidiary other than public cold storage space (individually, a "Leased Property"). A Company or the Subsidiary has good fee simple title to all Owned Property and, assuming good title in the landlord, a valid leasehold interest in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein individually as a "Company Property" and collectively as the "Company Properties"), in each case free and clear of all mortgages, liens, security interests, easements, restrictive covenants, rights-of-way and other encumbrances, except (i) Permitted Liens; (ii) mortgages, liens, security interests, easements, restrictive covenants, rights-of-way and other encumbrances on any of the Company Property covered by the Title Commitments (as hereinafter defined) which are shown on the Title Commitments or are otherwise of record; (iii) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property; (iv) mortgages, liens, security interests, easements, restrictive covenants, rights-of-way and other encumbrances and/or defects, whether or not of record, against the fee title or other estate held by the landlord with respect to any Leased Property; (v) (A) platting, subdivision, zoning, building and other similar restrictions,
(B) easements, restrictive covenants, rights-of-way, encroachments and other similar encumbrances, whether or not of record, and (C) reservations of coal, oil, gas, minerals and mineral interests, whether or not of record, none of which items set forth in this clause (v) individually or in the aggregate materially interferes with the continued use and operation of the Company Property to which it relates substantially in the manner in which such Company Property is currently used and operated; and (vi) other mortgages, liens, security interests, easements, restrictive covenants, rights-of-way and encumbrances, if any, described in Disclosure Schedule 4(j). There are no eminent domain proceedings pending (with respect to which any of Seller, the Companies or the Subsidiary has been served or otherwise notified) or, to the Knowledge of Seller, threatened against any Owned Property or any portions thereof. To the Knowledge of Seller, there are no eminent domain proceedings pending or threatened against any Leased Property or any portions thereof. Seller has delivered or caused to be delivered to Buyer, with respect to the Owned Property, true and correct copies of the title insurance commitments or reports described in Section 4(j) of the Disclosure Schedule (collectively, the "Title Commitments") and true and correct copies of the surveys described in Section 4(j) of the Disclosure Schedule.

          (k) Condition of Assets. The assets and properties utilized in the Seafood Business, whether owned or leased, are, in all material respects, in operating condition (reasonable wear and tear and depreciation because of age excepted), and are suitable for the purposes for which they are presently being used. Except as expressly provided in this Section 4(k) and in Section 4(s), no further representation is made concerning the physical condition of any of the Company Properties or any other assets of any of the Companies or the Subsidiary, all of which are being accepted "AS IS AND WHERE IS" as of the Closing (including as to all environmental aspects thereof, except as otherwise provided in Section 4(s)).

          (l) Intellectual Property. Disclosure Schedule 4(l) sets forth a true and correct list of all material patents and patent applications, and all material registrations of trademarks, trade names, service marks and copyrights, and applications for such registrations, which are held by any of the Companies or the Subsidiary. To the Knowledge of Seller, except as set forth in Disclosure Schedule 4(l), a Company or the Subsidiary owns (free and clear of all liens, security interests and other encumbrances other than (i) Permitted Liens, and
(ii) other liens, security interests and encumbrances, if any, described in Disclosure Schedule 4(l)) or has the right to use without payment to any other party (other than pursuant to a license described in Disclosure Schedule 4(m) or the non-disclosure of which therein would not constitute a misrepresentation under Section 4(m) of this Agreement), the patents (provided that maintenance fees are not being paid with respect to the patents, and as a result of which the patents will expire prior to the end of their respective terms), trademarks, trade names, service marks and copyrights used by the Companies and the Subsidiary in the operation of the Seafood Business, except where the failure of a Company or the Subsidiary to own or have the right to use any such patent, trademark, trade name, service mark or copyright would not have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Seller, except as set forth in Disclosure Schedule 4(l) (i) no claims have been made in writing since January 1, 1993 by any other person challenging or questioning either the right of any of the Companies or the Subsidiary to use, or the validity of, any such patent, trademark, trade name, service mark or copyright in any jurisdiction, domestic or foreign, (ii) since January 1, 1993, no other person has claimed in writing the right to use any such patent, trademark, trade name, service mark or copyright other than pursuant to a license described in Disclosure Schedule 4(m), and (iii) no claims of patent, trademark, trade name, service mark or copyright infringement have been made in writing since January 1, 1993 by any person with respect to the right of any of the Companies or the Subsidiary to continue to sell any product or service of the Seafood Business without payment of a royalty, license fee or similar fee to such person (other than payments that are currently subject to a license described in Disclosure Schedule 4(m)). None of Seller, the Companies or the Subsidiary has received any written notice that any such patent, trademark, trade name, service mark or copyright has been declared unenforceable or otherwise invalid by any court or governmental authority.

          (m) Contracts. Disclosure Schedule 4(m) describes the following agreements, contracts, understandings or arrangements in effect as of the date of this Agreement (x) relating primarily to the Seafood Business to which Seller is a party or by which Seller or the property or assets of Seller is bound or (y) to which any of the Companies or the Subsidiary is a party or by which any of the Companies or the Subsidiary or the property or assets of any of the Companies or the Subsidiary is bound:

          (i) each employment agreement (other than those that are or at the Closing will be terminable at will by a Company or the Subsidiary without penalty or additional payments);

          (ii) each covenant not to compete that materially restricts the operation of the Seafood Business as presently conducted;

          (iii) each material agreement or contract with Seller or any affiliate of Seller (other than any of the Companies or the Subsidiary) or any current officer or director of any of the Companies or the Subsidiary or of Seller or any other affiliate of Seller (other than (A) employment agreements the non-disclosure of which in Disclosure Schedule 4(m) does not constitute a misrepresentation under Section 4(m)(i) of this Agreement, or (B) contracts constituting Seller's Plans (as defined in Section 4(p) hereof));

          (iv) each operating lease (as lessor or lessee) of any Company Property or any other real or tangible personal property (except any lease of other real or tangible personal property calling for payments of less than $10,000 per year);

          (v) each license (as licensor or licensee) of any patents, trademarks, trade names, service marks, copyrights or other intellectual property material to the Seafood Business (other than non-negotiated licenses of commercially available computer software used in the operation of the Seafood Business);

          (vi) each management, service, consulting or other similar type of contract under which there exists an aggregate future liability in excess of $10,000 per contract (other than those which are or at the Closing will be terminable at will or upon not more than 30 days' notice by a Company or the Subsidiary without penalty or additional payments);

          (vii) each material advertising agreement (other than those which are or at the Closing will be terminable at will or upon not more than 30 days' notice by a Company or the Subsidiary without penalty or additional payments);

          (viii) each written agreement for the purchase or sale of raw materials, supplies or products which calls for performance over a period of more than one year (other than those which are or at the Closing will be terminable at will or upon not more than 30 days' notice by a Company or the Subsidiary without penalty or additional payments);

          (ix) other than with respect to intercompany loans or advances to be paid in full or canceled without repayment effective at the Closing pursuant to Section 8(g) hereof, each agreement or contract under which any money has been borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued, directly or indirectly guaranteed or assumed (other than endorsements for the purpose of collection in the ordinary course of business);

          (x) each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease (other than (A) any purchase money agreement, conditional sales contract or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future liability not in excess of $10,000 per contract or lease, (B) protective filings of financing statements under the Uniform Commercial Code, and (C) mortgage agreements, deeds of trust, purchase money agreements, conditional sales contracts and capital leases evidencing liens on Company Property covered by the Title Commitments which are shown on the Title Commitments or are otherwise of record);

          (xi) each partnership or joint venture agreement; or

          (xii) each other agreement, contract, understanding or arrangement not made in the ordinary course of business, except those calling for payments of less than $50,000 per year in the aggregate. Except as disclosed in Disclosure Schedule 4(m), each agreement, contract, understanding and arrangement required to be described in Disclosure Schedule 4(m) and each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract and capital lease which would have been required to be described in Disclosure Schedule 4(m) but for the exclusion set forth in clause
(x)(C) above (collectively, the "Contracts") is valid, binding and in full force and effect and is or at the Closing will be enforceable by a Company or the Subsidiary in accordance with its terms, except (A) as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity or (B) such invalidity, lack of binding effect or lack of enforceability which would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in
Section 4(m) of the Disclosure Schedule, none of Seller, the Companies or the Subsidiary is (with or without the lapse of time or the giving of notice, or both) in material breach of or in default in any material respect under any of the Contracts, and, to the Knowledge of Seller, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach of or in default in any material respect under any of the Contracts. A true and correct copy of each of the written Contracts and an accurate summary of each of the oral Contracts has been provided to Buyer. For purposes of this Section 4(m), contracts terminable at will shall mean oral or written agreements which do not provide for specified terms or are expressly made terminable at will, regardless of whether any covenant of good faith and fair dealing may be implied, as a matter of law, in connection with the termination thereof.

          (n) Litigation; Decrees. As of the date of this Agreement, no action, lawsuit, proceeding or investigation is pending (with respect to which any of Seller, the Companies or the Subsidiary has been served or otherwise notified) or, to the Knowledge of Seller, threatened against any of Seller, the Companies or the Subsidiary with respect to the Seafood Business (other than (A) worker's compensation claims consistent with the historical experience of the Companies and the Subsidiary which were not pending (and with respect to which none of Seller, the Companies or the Subsidiary had been served or otherwise notified) or, to the Knowledge of Seller, threatened prior to May 1, 1995, and (B) actions, lawsuits, proceedings or investigations set forth in the Environmental Reports (as defined in Section 4(s) of this Agreement)) which, if decided adversely to such person, (i) would have, individually or in the aggregate, a Material Adverse Effect, or (ii) would adversely affect the ability of Seller to consummate the transactions contemplated hereby. The foregoing representation does not relate to Taxes, all representations with respect to which are the subject of Section 4(h). None of the Companies or the Subsidiary is specifically identified as a party subject to any material restrictions or limitations under any judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          (o) Insurance. The insurance policies currently maintained with respect to the Companies and the Subsidiary and their respective assets, properties and businesses (other than those constituting Seller's Plans) are listed in Section 4(o) of the Disclosure Schedule. True and correct copies or summaries of each such insurance policy have been provided to Buyer.

          (p)     Employee Benefits; ERISA.

          (i) Disclosure Schedule 4(p) identifies each employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or other plan, fund, program, policy, contract or arrangement (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) providing employee benefits maintained or contributed to by any of Seller, the Companies or the Subsidiary in which any employees of any of the Companies or the Subsidiary are participating or under which any current or former employees of any of the Companies or the Subsidiary have accrued any benefits to which they remain entitled (the "Seller's Plans"). Seller has provided Buyer with true and correct copies or accurate summaries of all Seller's Plans.

          (ii) Except as provided in Section 9 of this Agreement (and except with respect to any incentive plan included within Seller's Plans which is designated as a non-executive incentive plan in Disclosure
Schedule 4(p), with respect to which all contributions required to be made or accrued by any of Seller, the Companies or the Subsidiary for all periods ending prior to the Closing Date, including periods from the first day of the current plan year through the last day immediately preceding the Closing Date, have been made, will be made prior to the close of business on the last day immediately preceding the Closing Date, or will be included in the final determination of Closing Net Assets and taken into account in the calculation of the Adjusted Purchase Price), none of Buyer, the Companies or the Subsidiary will have after the Closing any liability of any kind payable with respect to any Seller's Plan that is attributable to benefits accrued prior to the Closing or the operation or administration of such Seller's Plan prior to the Closing. In addition, none of Buyer, the Companies or the Subsidiary will have after the Closing any liability of any kind with respect to any similar plan, fund, program, policy, contract or arrangement maintained by Seller or any of its affiliates which is not a Seller's Plan.

          (q) Absence of Changes or Events. From February 25, 1995 through the date of this Agreement, except as set forth in Disclosure
Schedule 4(q), the Seafood Business has been conducted in the ordinary course substantially consistent with past practice. Without limiting the generality of the immediately preceding sentence, from February 25, 1995 through the date of this Agreement, none of the Companies or the Subsidiary has, except as set forth in Disclosure Schedule 4(q):

          (i) suffered any damage or destruction (not fully covered by insurance, including business interruption insurance sufficient to fully compensate for the loss of business, subject to reasonable deductions or retentions) that has resulted in the discontinuance of operations or otherwise materially and adversely affected operations at any plant constituting a part of the Company Properties;

          (ii) amended its charter or by-laws;

          (iii) declared or paid or set aside for payment or making any dividend or made any other distribution of any of its assets with respect to the Shares or the capital stock of the Subsidiary, other than
(A) distributions (as dividends, loans or advances) of assets made by the Subsidiary to JAC, and (B) distributions (as dividends, loans or advances) of cash made directly or indirectly by any of the Companies or the Subsidiary to Seller;

          (iv) redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto;

          (v) adopted or amended any Seller's Plan maintained by any of the Companies or the Subsidiary (rather than by Seller);

          (vi) granted to any employee of any of the Companies or the Subsidiary any increase in compensation or other material benefits, except as required under existing agreements or in the ordinary course of business consistent with past practice (including such increases effective May 1, 1995) or increases for which Seller or any affiliate of Seller (other than any of the Companies or the Subsidiary) is solely obligated; or permitted any sums or other corporate assets of any of the Companies or the Subsidiary to be paid to or withdrawn from any of the Companies or the Subsidiary by the directors or officers of any of the Companies or the Subsidiary, except for ordinary compensation and fees, payments under established benefit plans, and ordinary expense reimbursement and similar payments;

          (vii) incurred, assumed or guaranteed any indebtedness for borrowed money other than intercompany indebtedness to be paid in full or canceled without repayment effective at the Closing pursuant to
Section 8(g) hereof and other indebtedness incurred in the ordinary course of business consistent with past practice that is prepayable at any time without penalty;

          (viii) granted any mortgage, pledge, lien or encumbrance on, or agreed to the imposition of any restriction or charge of any kind with respect to, any of its assets, other than pursuant to purchase money agreements, conditional sales contracts, capital leases, operating leases or licenses the non-disclosure of which in Disclosure Schedule 4(m) would not constitute a misrepresentation under Section 4(m) of this Agreement;

          (ix) canceled any material indebtedness for borrowed money (individually or in the aggregate) owing to it or waived any claims or rights of material value (other than settlements of trade accounts in the ordinary course of business);

          (x) except for distributions (as dividends, loans or advances) or intercompany indebtedness excepted under clause (iii) or (vii) of this Section 4(q) from the representations made therein, and except for other intercompany transactions in the ordinary course of business, loaned or advanced any amount to, or sold, transferred or leased any of its material assets to, or entered into any material agreement or arrangement with, Seller or any of its affiliates (other than any of the Companies or the Subsidiary);

          (xi) made any change in any method of accounting or accounting practice or policy other than those required by GAAP or contemplated in the Interim Statement;

          (xii) purchased or otherwise acquired any assets or made any capital expenditures which are material, individually or in the aggregate, to the Seafood Business (other than (A) purchases of inventory in the ordinary course of business consistent with past practice and (B) capital expenditures which, together with all other capital expenditures made by any of the Companies or the Subsidiary since February 25, 1995, do not exceed $250,000 in the aggregate);

          (xiii) sold or otherwise disposed of any of its assets which are material, individually or in the aggregate, to the Seafood Business (other than sales of inventory in the ordinary course of business consistent with past practice);

          (xiv) modified or amended any of the Contracts in any respect materially adverse to the business, assets, financial condition or results of operations of the Seafood Business, taken as a whole;

          (xv) to the Knowledge of Seller, disclosed any material proprietary confidential information to any person (other than to Buyer or to other parties that executed a confidentiality agreement in connection with the sale of the Seafood Business);

          (xvi) to the Knowledge of Seller, extended payment terms to customers other than in the ordinary course of business or permitted any change in its credit practices;

          (xvii) except as permitted under clause (iii) or (vii) of this
Section 4(q), made any loans or advances to, guaranties for the benefit of, or investments in, any person or entity (other than customary travel and other expense advances, salary advances and employee relocation assistance in accordance with past practice); or

          (xviii) agreed, whether in writing or otherwise, to do any of the foregoing.

          (r) Compliance with Laws. Except as set forth in Disclosure Schedule 4(r) or 4(s), each of the Companies and the Subsidiary is, and, to the Knowledge of Seller, has been since May 31, 1992, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality, domestic or foreign (including without limitation all environmental laws), except for noncompliance disclosed in the Environmental Reports and noncompliance which would not have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Disclosure Schedule 4(r) or 4(s), no written notice (the reason for which has not been corrected) has been served upon Seller, the Companies or the Subsidiary since January 1, 1993 by any governmental body of any material violation of any law, ordinance, code, rule or regulation or requiring or calling attention to the necessity of any work, repairs, new construction, installation or alteration in connection with any real or personal property or equipment of the Seafood Business. The Companies and the Subsidiary have all governmental licenses, permits, approvals and other authorizations as are necessary in order to enable them to own, operate, and use their assets and conduct the Seafood Business as it is currently being conducted and occupy and lease the Company Properties except where the failure to obtain and maintain the same would not have a Material Adverse Effect. All material governmental franchises, licenses, permits, authorizations and approvals possessed by any of Seller, the Companies or the Subsidiary and used in the operation of the Seafood Business (including without limitation all environmental permits) are listed in Disclosure Schedule 4(r). This Section 4(r) does not relate to Taxes, all representations with respect to which are the subject of
Section 4(h).

          (s)     Environmental Matters.

          (i) To the Knowledge of Seller, except as disclosed in the Environmental Reports, no hazardous substance has been disposed of, spilled or otherwise released by any of the Companies or the Subsidiary on any Company Property or to the surrounding environment or from any Company Property to any site away from such Company Property in such a way as to create any material unpaid liability of any of the Companies or the Subsidiary under any applicable federal, state, provincial, local or foreign environmental laws. For purposes of this Agreement, the definition of the term "hazardous substance" shall be that set out in
Section 101(14) of the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601(14), as in effect on the date hereof, except that the term also shall include (A) petroleum or any fraction and natural gas (whether existing as a gas or a liquid), and (B) with respect to any Company Property, any substance defined as hazardous or toxic by any state, provincial, local or foreign regulatory agency having jurisdiction over the operations of any of the Companies or the Subsidiary at such Company Property.

          (ii) To the Knowledge of Seller, except as disclosed in the Environmental Reports, there are no underground storage tanks, abandoned wells or landfills on any parcel of Company Property.

          (iii) Seller has delivered or caused to be delivered to Buyer, with respect to the Owned Property, true and complete copies of the final environmental reports described in Disclosure Schedule 4(s) (collectively, the "Environmental Reports"), as well as all written environmental audits or assessments or occupational health studies, results of groundwater and soil testing, results of underground fuel, water or waste tank tests and soil samples and communications with environmental agencies received by Seller or any of the Companies or the Subsidiary since May 31, 1990 that, to the Knowledge of Seller, are presently in the possession of Seller or any of the Companies or the Subsidiary.

          (t) Employee and Labor Relations. None of Seller, the Companies or the Subsidiary is a party to or is bound by any collective bargaining agreements or other contracts with any labor union representing employees of any of the Companies or the Subsidiary. No labor strikes, lockouts or material labor disputes or work stoppages are pending or, to the Knowledge of Seller, have been threatened since January 1, 1993 against or affecting any of the Companies or the Subsidiary. To the Knowledge of Seller, no union organizational campaign has occurred since January 1, 1993 with respect to the employees of any of the Companies or the Subsidiary.

          (u) Banks. Disclosure Schedule 4(u) sets forth the name of each bank or other financial institution in which any of the Companies or the Subsidiary has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

          (v) No Undisclosed Liabilities. Except as set forth in Disclosure Schedule 4(v) and except as reflected, reserved against or otherwise disclosed in the Audited Financial Statements or the Interim Statement, the Companies and the Subsidiary had, as of the dates of the respective balance sheets included therein, no liabilities or obligations that would be required as of such respective dates to be reflected on a balance sheet (or required to be disclosed in the notes thereto) prepared in accordance with GAAP in effect on such respective dates (without regard to any events, incidents, assertions or state of knowledge occurring subsequent to the dates of such respective balance sheets) that would, individually or in the aggregate, have a Material Adverse Effect.

          (w) Inventory. All inventories reflected on the Audited Financial Statements and the Interim Statement (including, without limitation, finished goods, work in process, raw materials, and supplies) were as of such date and all inventories existing on the Closing Date will be:

          (i) properly valued at the lower of cost or fair market value in accordance with the prior practices of the Seafood Business;

          (ii) valued so as to include no amounts that are not of good and merchantable quality, salable and usable in the ordinary course of business; and

          (iii) at levels adequate in relation to the circumstances of the Seafood Business.

          (x) Disclosure. To the Knowledge of Seller, the representations and warranties contained in this Section 4 and the statements contained in the related section of the Disclosure Schedule do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any such representations, warranties and statements not misleading, provided that, notwithstanding the foregoing or any other representation or warranty contained in this
Section 4 or any statement contained in the related section of the Disclosure Schedule, and notwithstanding any projections that may have been supplied to Buyer by or on behalf of any of Seller, the Companies or the Subsidiary, it is understood that no representation or warranty is made by Seller herein or in the Disclosure Schedule as to the prospects of the Seafood Business. Notwithstanding the foregoing, nothing stated in this Section 4(x) shall limit in any respect any other representation or warranty of Seller set forth in this Agreement.

          5. Covenants of Seller. Seller covenants and agrees with Buyer as follows:

          (a) Access. Prior to the Closing, Seller will, and will cause each of the Companies and the Subsidiary to, give Buyer and its officers, employees, agents and representatives reasonable access, during normal business hours (and at all times during the last weekend immediately preceding the Closing Date) and upon reasonable notice, to the personnel, properties, books and records of the Seafood Business to enable Buyer to perform a full due diligence review of the business, assets and operations of the Seafood Business; provided, however, that
(i) such access shall not unreasonably disrupt the normal operations of any of Seller, the Companies or the Subsidiary, (ii) neither Buyer nor any of its officers, employees, agents or representatives shall have access to any personnel of the Seafood Business or any other businesses of Seller or its affiliates other than the employees identified in
Section 27(a) of this Agreement without Seller's prior written consent, which shall not be unreasonably withheld, and (iii) Seller may excise from any books and records to which Buyer and its officers, employees, agents and representatives have access all information that does not relate to the Seafood Business.

          (b) Ordinary Conduct. Except as expressly contemplated by this Agreement (including without limitation Sections 8(g) and (h) hereof), from the date hereof to the Closing, Seller will cause the Seafood Business to be conducted in the ordinary course in substantially the same manner as presently conducted and will cause the Companies and the Subsidiary to maintain their corporate existence in good standing, maintain proper business and accounting records, and make all reasonable efforts consistent with past practices to preserve their business organization and relationships with their respective material customers and suppliers, key employees and others with whom they have a material business relationship. In addition, except as expressly contemplated by this Agreement (including without limitation Sections 8(g) and (h) hereof), Seller will not permit any of the Companies or the Subsidiary to do any of the following without the prior written consent of Buyer:

          (i) amend its charter or by-laws;

          (ii) declare or pay or set aside for payment or making any dividend or make any other distribution of any of its assets with respect to the Shares or the capital stock of the Subsidiary; provided, however, that (A) distributions (as dividends, loans or advances) of assets may be made by the Subsidiary to JAC at any time prior to the Closing, and (B) distributions (as dividends, loans or advances) of cash may be made directly or indirectly by any of the Companies or the Subsidiary to Seller at any time prior to the close of business on the last day immediately preceding the Closing Date (it being understood that the Companies intend to distribute directly or indirectly to Seller on a daily basis substantially all of their cash and that such intercompany distributions will be subject to Section 8(g) hereof);

          (iii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto;

          (iv) adopt or amend any Seller's Plan maintained by any of the Companies or the Subsidiary (rather than by Seller) or enter into any collective bargaining agreement;

          (v) grant to any employee of any of the Companies or the Subsidiary any increase in compensation or other material benefits, except as may be required under existing agreements or in the ordinary course of business consistent with past practice or increases for which Seller or any affiliate of Seller (other than any of the Companies or the Subsidiary) shall be solely obligated; or permit any sums or other corporate assets of any of the Companies or the Subsidiary to be paid to or withdrawn from any of the Companies or the Subsidiary by the directors or officers of any of the Companies or the Subsidiary, except for ordinary compensation and fees, payments under established benefit plans, and ordinary expense reimbursement and similar payments;

          (vi) incur, assume or guarantee any indebtedness for borrowed money other than intercompany indebtedness to be paid in full or canceled without repayment effective at the Closing pursuant to Section 8(g) hereof and other indebtedness incurred in the ordinary course of business consistent with past practice that is prepayable at any time without penalty;

          (vii) grant any mortgage, pledge, lien or encumbrance on, or agree to the imposition of any restriction or charge of any kind with respect to, any of its assets, other than pursuant to purchase money agreements, conditional sales contracts, capital leases, operating leases or licenses the non-disclosure of which in Disclosure Schedule 4(m) would not constitute a misrepresentation under Section 4(m) of this Agreement;

          (viii) cancel any material indebtedness for borrowed money (individually or in the aggregate) owing to it or waive any claims or rights of material value (other than settlements of trade accounts in the ordinary course of business);

          (ix) except for distributions (as dividends, loans or advances) or intercompany indebtedness permitted under clause (ii) or
(vi) of this Section 5(b), and except for other intercompany transactions in the ordinary course of business, loan or advance any amount to, or sell, transfer or lease any of its material assets to, or enter into any material agreement or arrangement with, Seller or any of its affiliates (other than any of the Companies or the Subsidiary);

          (x) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or contemplated in the Interim Statement or the schedules thereto;

          (xi) purchase or otherwise acquire any assets or make any capital expenditures which are material, individually or in the aggregate, to the Seafood Business (other than (A) purchases of inventory in the ordinary course of business consistent with past practice and (B) capital expenditures which, together with all other capital expenditures made by any of the Companies or the Subsidiary since February 25, 1995, do not exceed $250,000 in the aggregate);

          (xii) sell or otherwise dispose of any of its assets which are material, individually or in the aggregate, to the Seafood Business (other than sales of inventory in the ordinary course of business consistent with past practice);

          (xiii) modify, amend or terminate any of the Contracts in any respect materially adverse to the business, assets, financial condition or results of operations of the Seafood Business, taken as a whole, except terminations upon expiration of a Contract's term;

          (xiv) disclose any material proprietary confidential information to any person;

          (xv) extend payment terms to customers other than in the ordinary course of business or permit any change in its credit practices;

          (xvi) except as permitted under clause (ii) or (vi) of this
Section 5(b), make any loans or advances to, guaranties for the benefit of, or investments in, any person or entity (other than customary travel and other expense advances, salary advances and employee relocation assistance in accordance with past practice); or

          (xvii) agree, whether in writing or otherwise, to do any of the foregoing.

          (c) Confidentiality. Seller will keep confidential and cause its affiliates to keep confidential all non-public information relating to the Seafood Business which does not also relate to any of the other businesses of Seller or any of its affiliates, except for disclosures required by law or administrative process (including without limitation disclosures required in Tax Returns or in other governmental filings) and disclosures in the defense of any Third Party Claim or the contest of any Tax Claim, provided that Seller shall provide Buyer with reasonable notice of any required disclosure, to the extent practicable, and except for information which becomes public other than as a result of a breach of this Section 5(c) or is disclosed by Seller in the defense of any claim by Buyer or any of its affiliates against Seller. Seller will, to the extent practicable, excise from any books and records of Seller or any of its affiliates that relate to both the Seafood Business and any other businesses of Seller or any of its affiliates all information that relates solely to the Seafood Business prior to the disclosure of such books and records to any third party.

          (d) Insurance. Seller shall keep, or cause to be kept, all insurance policies set forth in Disclosure Schedule 4(o) in effect on the date hereof, or equivalent replacements therefor, in full force and effect through the Closing.

          (e) Resignations. At the Closing, Seller shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors and officers of the Companies and the Subsidiary (other than those directors and officers designated in writing by Buyer to Seller at least five business days prior to the Closing Date), or shall take such other action as is necessary to assure that such persons are not directors or officers of any of the Companies or the Subsidiary after the Closing.

          (f)     Covenant Not to Compete.

          (i) Seller hereby agrees that, except as hereinafter provided, for a period commencing on the Closing Date and terminating on the second anniversary of the Closing Date, it will not, except in the case of a Permitted Investment, directly or indirectly engage in (or become a partner, co-venturer, co-marketer or shareholder in or otherwise participate in the management or operation of any venture or enterprise of any kind that engages in) the business of manufacturing surimi-based analog seafood products (the "Restricted Business") anywhere in the United States (the "Non-Competition Area"), provided that Seller may directly or indirectly own in the aggregate up to 10% of any outstanding class of equity securities of any entity engaged in the Restricted Business in the Non-Competition Area, the equity securities of which are publicly traded on a domestic or foreign stock exchange or in a domestic or foreign over-the-counter market. It is understood that none of the marketing, distribution or sale by Seller, directly or indirectly, of products of any nature manufactured by others (including products manufactured for Seller, under Seller's labels or otherwise, pursuant to co-pack arrangements) shall be deemed to constitute part of the Restricted Business for any purpose hereof. Seller acknowledges and agrees that the restrictions and covenants contained in this Section 5(f) are a material inducement to and consideration for Buyer in entering into this Agreement and consummating the transactions contemplated hereby.

          (ii)  For purposes of this Section 5(f), a Permitted
Investment includes each of the following:

          (A) an acquisition after the Closing of an entity or all or any portion of its equity interests or of its businesses (the entity or businesses so acquired being herein called the "Acquired Business") if that portion of the Acquired Business that is engaged in the Restricted Business in the Non-Competition Area (the "Competing Business") generated less than $5,000,000 in revenues or accounted for less than 15% of the total revenues of the Acquired Business during the most recently completed fiscal year of the Acquired Business preceding the date of the acquisition; and

          (B) an acquisition after the Closing of an Acquired Business or all or any portion of its equity interests if (1) that portion of the Acquired Business constituting the Competing Business generated $5,000,000 or more in revenues and accounted for 15% or more, but less than 25%, of the total revenues of the Acquired Business during the most recently completed fiscal year of the Acquired Business preceding the date of the acquisition, (2) Seller gives written notice to Buyer of the acquisition and the identity of the Acquired Business (which notice shall contain a description of the businesses conducted by the Acquired Business, including without limitation the Competing Business) before or as promptly as practicable after the acquisition, and (3) Seller uses its best efforts to dispose of, or cause the Acquired Business to dispose of, the Competing Business on commercially reasonable terms within 18 months after the acquisition.

          (g) Delivery of Records. At the Closing or as soon thereafter as practicable, but in no event later than 30 days after the Closing Date, Seller will deliver or cause to be delivered to Buyer all corporate records of the Companies and the Subsidiary, and all other original agreements, documents, books and records relating to the Seafood Business in the possession of Seller to the extent not then in the possession of any of the Companies or the Subsidiary; provided, however, that (i) subject to Buyer's rights of access pursuant to
Section 12(b) and Seller's obligations under Section 5(c), Seller shall have the right to retain all such original Tax Returns and work papers relating to Taxes, (ii) subject to Seller's obligations under Section 5(c), Seller shall have the right to keep and use a copy of all such accounting books and records, and (iii) with respect to books and records relating to both the Seafood Business, on the one hand, and to any other business or operation presently or formerly conducted by Seller or any of its affiliates, on the other hand, (A) subject to Seller's obligations under Section 5(c), Seller shall have the right to keep and use or otherwise transfer to a third party a copy of such books and records, and (B) excerpts from such books and records that do not relate to the Seafood Business may be excised from the books and records that are delivered to Buyer.

          6. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that the statements contained in this
Section 6 are true and correct as of the date of this Agreement.

          (a) Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and proceedings required to be taken to authorize the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, any provision of the charter or by-laws of Buyer, or (ii) conflict with, result in any violation of, or constitute a default under, any instrument, contract, commitment, agreement or arrangement to which Buyer is a party or by which Buyer or the property or assets of Buyer is bound, or any judgment, order, writ, injunction or decree to which Buyer has been specifically identified as subject, or any statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets (except where such conflict, violation or default would not impair the ability of Buyer to consummate the transactions contemplated hereby). No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby other than compliance with and filings under the HSR Act, and compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Securities Exchange Act of 1934, as amended, if applicable.

          (b) Securities Act of 1933. The Shares purchased by Buyer pursuant to this Agreement are being acquired for Buyer's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof, and Buyer will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities laws.

          (c) Litigation; Decrees. There are no judgments, orders or decrees of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, to which Buyer is subject which prohibit or enjoin, or otherwise adversely affect the ability of Buyer to consummate, the transactions contemplated hereby. There are no actions, lawsuits, proceedings or investigations pending (with respect to which Buyer has been served or otherwise notified) or, to the knowledge of Buyer, threatened against Buyer which, if decided adversely to Buyer, would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

          (d) Availability of Funds. Buyer has available cash or existing borrowing facilities which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement.

          7. Covenants of Buyer. Buyer covenants and agrees with Seller as follows:

          (a) Confidentiality. Buyer acknowledges that the information being provided to it by Seller is subject to the terms of a confidentiality agreement between Buyer and Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. The Confidentiality Agreement shall remain in effect after the Closing as to all confidential information that does not relate to the Seafood Business.

          (b) No Representations or Warranties. Buyer acknowledges that none of Seller, the Companies, the Subsidiary or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding any of Seller, the Companies, the Subsidiary or the Seafood Business not expressly included in this Agreement or in any certificate signed by Seller and delivered pursuant hereto, and none of Seller, the Companies, the Subsidiary or any other person will have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer's use, of any such information, except as expressly provided in this Agreement.

          (c) Retention of Records. Without limiting the provisions of Sections 11 and 12 hereof, unless otherwise consented to in writing by Seller (which consent shall not be unreasonably withheld), Buyer shall at no time after the Closing cause or permit any of the Companies or the Subsidiary to destroy or otherwise dispose of any of its books and records existing as of the Closing, which books and records are less than seven years old at the time of such proposed destruction, without first offering to surrender to the Seller such books and records or any portion thereof.

          8. Mutual Covenants. Each of Seller and Buyer covenants and agrees as follows:

          (a) Consents. Buyer acknowledges that (i) certain consents to the transactions contemplated by this Agreement may be required from parties to instruments, contracts, commitments, agreements or arrangements of the Seafood Business which are described in Section 4(a) of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 4(a) of this Agreement, which consents have not been obtained, and (ii) certain new governmental licenses, permits and authorizations may be required as a result of the change in control of the Companies and the Subsidiary in order for the Companies and the Subsidiary to conduct the Seafood Business following the Closing in the same manner in which the Seafood Business was conducted prior to the Closing. Buyer agrees that, except as otherwise expressly provided in this Section 8(a), Seller shall not have any liability whatsoever to any of Buyer, the Companies or the Subsidiary arising out of or relating to the failure to obtain any such consents or any such new governmental licenses, permits or authorizations that may be required. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, solely as a result of (i) the failure to obtain any such consents or, except as expressly set forth in Section 3(a)(iv) or 3(b)(iv), any such new governmental licenses, permits or authorizations, or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any persons arising out of or relating to the failure to obtain any such consents or any such new governmental licenses, permits or authorizations; provided, however, that nothing stated herein shall supersede the conditions set forth in Sections 3(a)(iii), 3(a)(vi) and 3(b)(iii) hereof. Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents and any such new governmental licenses, permits or authorizations; provided, however, that such cooperation shall not include any requirement of Seller or any of its affiliates to expend money or offer or grant any accommodation (financial or otherwise) to any third party. Notwithstanding anything stated in
Section 8(h), any Contract or other instrument, contract, commitment, agreement or arrangement relating primarily to the Seafood Business or any right or obligation thereunder that is not capable of being assigned by Seller to, or assumed by, the appropriate Company or Subsidiary without the approval, consent or waiver of a third party shall not be deemed to have been assigned or assumed pursuant to Section 8(h) unless such approval, consent or waiver shall have been obtained prior to the Closing, and neither Seller nor Buyer shall be deemed to have violated
Section 8(h) as a result of such non-assignment or non-assumption, provided that Seller hereby agrees (to the extent not specifically prohibited thereby) to hold its interest in the benefits thereof in trust for the appropriate Company or Subsidiary or to enter into such other arrangements as Buyer may reasonably request in order to permit the appropriate Company or Subsidiary to obtain the intended benefits therefrom, and, without limiting the indemnification obligations of Buyer, the Companies and the Subsidiary under Section 11(c), Buyer agrees to cause the appropriate Company or Subsidiary to indemnify and hold Seller harmless from any obligations and liabilities thereunder (other than those, if any, for which indemnification by Seller has been expressly provided under
Section 11(a) or 11(b) and has not terminated under Section 11(e)). In such event Seller and Buyer agree to use all reasonable efforts following the Closing to attempt to obtain all necessary approvals, consents and waivers to complete such assignments and assumptions (provided that none of Seller, Buyer or their affiliates shall be required to expend money or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such approval, consent or waiver), and shall promptly execute, and Buyer shall cause the appropriate Company or Subsidiary to promptly execute, all documents necessary to complete such assignments and assumptions if such approvals, consents or waivers are obtained.

          (b) Cooperation. Buyer and Seller shall cooperate with each other and shall cause their respective, and their respective affiliates', officers, employees, agents and representatives to cooperate with each other for a period of 60 days after the Closing to ensure the orderly transition of the Companies and the Subsidiary from Seller's to Buyer's ownership and to minimize any disruption to the respective businesses of Seller, Buyer, the Companies and the Subsidiary that might result from the transactions contemplated hereby. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8(b). Neither party shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its or its affiliate's businesses.

          Without limiting the provisions of Sections 11 and 12 hereof, after the Closing, upon reasonable written notice, Buyer and Seller agree to furnish or cause to be furnished to each other and each other's officers, employees, agents and representatives access, during normal business hours, to such information relating to the Seafood Business and such other assistance as is reasonably necessary for financial reporting, accounting and other reasonably appropriate purposes; provided, however, that such access or assistance shall not unreasonably disrupt the normal operations of any of Seller, Buyer, the Companies or the Subsidiary.

          (c)     Use of Trademarks.

          (i) With respect to all packaging materials of any of the Companies or the Subsidiary which are owned or on order at the time of Closing and which bear the corporate name of Seller or any affiliate thereof other than JAC or any trade name, trademark, service mark or logo of Seller or any affiliate of Seller other than those set forth in Disclosure Schedule 4(l) (such corporate names, trade names, trademarks, service marks and logos being herein collectively called the "Marks"), Seller hereby grants to the Companies and the Subsidiary, effective at the time of Closing, the nontransferable right and non-exclusive license to use for a reasonable time (not to exceed 12 months) after the Closing all of such packaging materials in the ordinary course of conduct of the Seafood Business. Buyer agrees that, for so long as the right and license granted under this Section 8(c) remain in effect, the nature and quality of all products of any of the Companies or the Subsidiary sold under any of the Marks shall substantially conform to Seller's practices, standards and specifications as in effect on the date of this Agreement, and Seller shall have access at all reasonable times to the facilities of the Companies and the Subsidiary to assure itself of compliance with the requirements of this provision. If Seller at any time determines that the requirements of the foregoing provision have not been complied with in all material respects and such noncompliance is continuing, Seller shall have the right to immediately terminate the right and license granted under this Section 8(c) by giving written notice of such termination to Buyer. Upon any such termination, Buyer agrees to cause the Companies and the Subsidiary immediately to cease all use of the Marks.

          (ii) Other than as permitted under clause (i) above, Buyer shall not, without the prior written consent of Seller, use or permit any of the Companies or the Subsidiary at any time after the Closing to use in any manner any of the Marks. Without limiting the generality of the foregoing, (A) Buyer shall cause each of Multifoods Seafood and the Subsidiary to take immediately after the Closing all corporate actions as may be necessary or required to change its name to a name that does not include the word "Multifoods" or any variant thereof or any term confusingly similar thereto, including without limitation the filing with the appropriate governmental authorities of its jurisdiction of incorporation of a certificate of amendment to its charter reflecting such name change, and to promptly thereafter file with the appropriate governmental authorities in each and every jurisdiction in which it is qualified to do business as a foreign corporation appropriate forms reflecting such name change, and (B) Buyer shall cause the Companies and the Subsidiary to relabel immediately after the Closing all of their supplies (other than the packaging materials referred to in clause (i) above) and other tangible assets bearing any of the Marks.

          (d) Publicity. Seller and Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party on or prior to the Closing Date without the prior consent of the other party, except as such release or announcement may be required by law or the rules or regulations of any applicable United States or foreign securities exchange, in which case the party required to make the release or announcement shall, if practicable under the circumstances, allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

          (e) Best Efforts. Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8(a)), each party will use its best efforts as promptly as practicable to satisfy all conditions to Closing set forth in this Agreement that are within such party's control.

          (f) Antitrust Notification. Each of Seller and Buyer has filed with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and will promptly file or cause to be filed any supplemental information requested in connection therewith pursuant to the HSR Act. Such notification and report form and all such supplemental information filed by Buyer or Seller is, or will be, in substantial compliance with the requirements of the HSR Act. All filing fees required to be paid by Buyer under the HSR Act have been or will be paid by Buyer. Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall use their best efforts to comply promptly with any such inquiry or request. Each of Seller and Buyer will use its best efforts to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of the Shares.

          (g)     Intercompany Accounts.  Buyer and Seller agree that
(i) all intercompany accounts between any of the Companies or the Subsidiary, on the one hand, and Seller or any of its other affiliates, on the other hand (including without limitation all receivables of any of the Companies or the Subsidiary for cash advanced directly or indirectly to Seller and all payables of any of the Companies or the Subsidiary for direct or indirect overdrafts on Seller's bank accounts), shall be, at Seller's election, either (A) paid in full prior to the Closing or (B) canceled effective at the Closing (automatically and without any repayment or other action of any of Buyer, the Companies, the Subsidiary, Seller or their affiliates), which cancellation shall be treated as a distribution and/or a contribution to capital, as the case may be, and (ii) Closing Net Assets shall be determined after giving effect to such payment or cancellation.

          (h) Certain Contracts. Subject to Section 8(a) hereof, effective at the Closing (automatically and without any further action of any of Buyer, the Companies, the Subsidiary or Seller), all of Seller's rights, if any, under all Contracts and other instruments, contracts, commitments, agreements or arrangements relating primarily to that part of the Seafood Business operated by a Company or the Subsidiary (which shall in no event include Seller's Plans) shall be assigned to such Company or Subsidiary and, without limiting the indemnification obligations of any of Buyer, the Companies or the Subsidiary under Section 11 of this Agreement, all of Seller's obligations and liabilities, if any, under such Contracts and other instruments, contracts, commitments, agreements or arrangements shall be assumed by such Company or Subsidiary.

          (i) Disclosure Supplements. From time to time prior to the Closing, Seller will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which would make any representation or warranty set forth in Section 4 inaccurate if updated immediately prior to the Closing or as is necessary to correct any information in the Disclosure Schedule or in any representation or warranty of Seller made in Section 4. For purposes of determining the fulfillment of the conditions set forth in Section 3(a)(i) as of the Closing and the accuracy of the representations and warranties contained in Section 4 if the Closing does not occur, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto. However, for purposes of determining the accuracy of the representations or warranties of Seller contained in Section 4 or the liability of Seller with respect thereto under Section 11(b)(i) should the Closing occur, the Disclosure Schedule shall be deemed to include all information contained in any subsequent supplement or amendment thereto.

          9.     Employees and Employee Benefits.

          (a) Provision of Buyer's Plans. Effective at the Closing, Buyer shall provide or cause the appropriate Company or Subsidiary to provide (or continue to provide) to each person employed by any of the Companies or the Subsidiary immediately prior to the Closing, including without limitation each such person on medical, disability, family or other leave of absence immediately prior to the Closing (collectively, the "Employees"), employee benefit plans (hereafter, "Buyer's Plans") which are those generally provided by Buyer to its existing employees at substantially the same level of employment. Buyer represents and warrants that true and correct copies or summaries of Buyer's existing employee benefit plans generally provided by Buyer to its existing employees have been previously provided to Seller and are listed in Disclosure Schedule 9(a). Notwithstanding the foregoing, (i) each Employee employed in Canada who was a member of a registered pension plan immediately prior to the Closing shall become a member of a registered pension plan to be formed by Buyer, effective on the Closing Date, that provides benefits substantially equivalent to those provided under Seller's registered pension plan, (ii) Buyer shall provide or cause the appropriate Company or Subsidiary to provide, severance benefits to those Employees entitled to severance benefits pursuant to the severance policies of Buyer described in Disclosure Schedule 9(a), and (iii) Buyer shall not be obligated to provide or cause the appropriate Company or Subsidiary to provide any plans entitling Employees (A) to benefits comparable to those provided under any incentive plan included within Seller's Plans which is maintained by Seller (rather than by a Company or the Subsidiary) solely for the directors, officers and senior managers of Seller and its affiliates, or
(B) to benefits comparable to those provided under any individual severance agreements included within Seller's Plans. Nothing in this
Section 9(a) (other than clause (i) of the immediately preceding sentence) shall obligate any of Buyer, the Companies or the Subsidiary to continue to maintain any of Buyer's Plans for any specific period of time after the Closing, provided that Buyer shall maintain or cause the appropriate Company or Subsidiary to maintain all severance plans included within Buyer's Plans for a period of at least six months after the Closing Date. Effective at the Closing, the Companies and the Subsidiary shall cease to be participating employers in each Seller's Plan maintained by Seller or any affiliate thereof (other than a Company or the Subsidiary, such of Seller's Plans being specifically identified as such on Disclosure Schedule 4(p)).

          (b) Credit under Buyer's Plans. For purposes of eligibility, vesting and entitlement to vacation, each Employee shall be given credit under Buyer's Plans (including without limitation the vacation policy(ies) included within Buyer's Plans but excluding, but only with respect to the commencement of Buyer's contributions prior to the requisite period of an Employee's service with Buyer or its affiliates, Buyer's stock purchase plan) for such Employee's service with any of Seller, the Companies, the Subsidiary or any other affiliate of Seller prior to the Closing Date to the extent such service was credited under Seller's Plans; and each Employee and covered dependent thereof shall be allowed to participate in each of Buyer's Plans without regard to preexisting conditions, waiting periods, or actively at work requirements, and will receive credit toward deductibles and co-payments for expenses under Seller's medical and dental plans prior to Closing. Each Employee shall be credited under the vacation policy(ies) included within Buyer's Plans with all vacation, if any, accrued by such Employee prior to the Closing Date under the vacation policy(ies) included within Seller's Plans and not used by such Employee prior to the Closing Date. Upon termination after the Closing of any Employee's employment with any of the Companies or the Subsidiary, Buyer shall pay or cause the appropriate Company or Subsidiary to pay to such Employee the amount of all vacation, if any, accrued by such Employee prior to the Closing Date and not used by such Employee prior to such termination of employment. Buyer represents that the Retirement Savings Plus Plan identified on Disclosure Schedule 9(a) is a defined contribution plan ("Buyer DC Plan") which meets the requirements of Sections 401(a) and 401(k) of the Code. Buyer shall offer to each Employee the opportunity to make a direct rollover to the Buyer DC Plan of any benefits the Employees are entitled to receive from the Employees' Voluntary Investment and Savings Plan of Seller.

          (c) Incentive Payments. Buyer shall pay or cause the appropriate Company or Subsidiary to pay to each Employee all incentive payments for the 1996 fiscal year that first become due and payable on or after the Closing Date under the incentive plans maintained by a Company or a Subsidiary (rather than by the Seller) and described as non-executive incentive plans in Disclosure Schedule 4(p), regardless of whether such incentive payments were earned before or after the Closing, provided that Seller shall cause the Companies or the Subsidiary to pay to the Employees prior to the Closing Date or shall accrue on the Closing Statement such amount as shall constitute a reasonable estimate of the amount earned by the Employees under such incentive plans through the day prior to the Closing Date and provided that nothing in this
Section 9(c) shall require Buyer to cause the appropriate Company or Subsidiary to maintain such incentive plans with respect to performance beyond
August 31, 1995. Buyer shall pay to any Employee terminated on or after the Closing Date and prior to August 31, 1995 a pro-rata portion of the amounts to which such Employee would have been entitled under such incentive plans had such Employee been employed on August 31, 1995 (notwithstanding anything stated in the incentive plans). Nothing stated herein shall preclude Buyer from obtaining appropriate releases from Employees with respect to benefits to which they would otherwise be entitled under the incentive plans.

          (d) Medical, Dental, Disability and Life Insurance Plan Liabilities. Seller shall pay or shall cause the applicable Seller's Plan to pay any benefits or expenses covered by the group medical, dental, disability and life insurance plans included within Seller's Plans which (i) in the case of any such medical or dental plans, are incurred with respect to services performed for the Employees or their dependents prior to the Closing Date, (ii) in the case of any such disability plans, are payable with respect to a disability suffered by an Employee prior to the Closing Date (but not with respect to the recurrence on or after the Closing Date of any such disability), and
(iii) in the case of any such life insurance plans, are payable to the beneficiaries of any Employee who dies prior to the Closing Date. Buyer shall pay or shall cause the applicable Buyer's Plan to pay any such benefits or expenses covered by the group medical, dental, disability and life insurance plans included within Buyer's Plans which (i) in the case of any such medical or dental plans, are incurred with respect to services performed for the Employees or their dependents on or after the Closing Date, (ii) in the case of any such disability plans, are payable with respect to a disability suffered by an Employee at any time on or after the Closing Date (including without limitation a recurrence on or after the Closing Date of a disability of an Employee suffered prior to the Closing Date), and (iii) in the case of any such life insurance plans, are payable to the beneficiaries of any Employee who dies on or after the Closing Date.

          (e) Notwithstanding anything to the contrary in the foregoing subsections of this Section 9, as of the Closing Date, at Buyer's option, either (i) Seller shall assign to the appropriate Company or Subsidiary (as designated by Buyer) all of Seller's rights under the Group Health Care Contract issued by Prudential Health Care Plan of California, Inc., dated July 1, 1993 (the "PruCare Contract") or
(ii) Buyer shall cause the appropriate Company or Subsidiary to enter into a replacement contract with Prudential Health Care Plan of California, Inc. which provides substantially the same benefits as the PruCare Contract. The designated Company or Subsidiary shall assume all obligations under the PruCare Contract or the replacement contract with respect to services performed on or after the Closing Date for Employees, dependents of Employees, persons on leave of absence for any reason, and any former employees or other persons receiving COBRA or similar continuation coverage, who are covered or entitled to coverage under the PruCare Contract immediately prior to Closing. Seller shall cooperate fully with Buyer and the designated Company or Subsidiary in accomplishing the assignment of the PruCare Contract if Buyer chooses that option. Nothing in this subsection (e) shall obligate Buyer or the designated Company or Subsidiary to maintain the PruCare Contract or the replacement contract for any specific period of time following the Closing Date.

          10. Further Assurances. From time to time after the Closing, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitation set forth in Section 8(a)), as such other party may reasonably deem necessary or desirable to give full effect to this Agreement.

          11.     Indemnification.

          (a) Tax Indemnification. Seller shall indemnify, defend and hold harmless Buyer and its affiliates (including the Companies and the Subsidiary) from (i) all liability for Taxes of any of the Companies or the Subsidiary for the Pre-Closing Tax Period, (ii) all liability (as a result of Treasury Regulation 1.1502-6(a) or otherwise) for Taxes of Seller or any other corporation (other than any of the Companies or the Subsidiary) affiliated at any time prior to the Closing with any of the Companies or the Subsidiary, (iii) all liability of Buyer or any of its affiliates (including Multifoods Seafood) for United States federal income Taxes of Multifoods Seafood to the extent such liability results from the 338(h)(10) election required by Section 12(g) of this Agreement (including income Taxes attributable to a deemed sale of assets under Section 338(a) of the Code, but excluding income Taxes attributable to operations of Multifoods Seafood conducted on the Closing Date or to extraordinary transactions (other than the 338(h)(10) election) occurring on the Closing Date), (iv) all liability of Buyer or any of its affiliates (including Multifoods Seafood) for income taxes of Multifoods Seafood imposed by any other jurisdiction that recognizes an election comparable to the Section 338(h)(10) election and allows Seller to exclude from income gain on the sale of the Shares, to the extent such liability results from the 338(h)(10) election or any comparable election under such jurisdiction's Tax laws required by Section 12(g) of this Agreement (including income Taxes attributable to a deemed sale of assets under Section 338(a) of the Code or a comparable provision, but excluding income taxes attributable to operations of the Multifoods Seafood conducted on the Closing Date or to extraordinary transactions (other than the 338(h)(10) election or comparable elections) occurring on the Closing Date), and (v) all liability for reasonable legal fees and expenses attributable to any item in clause (i) through (iv) above. Notwithstanding the foregoing, Seller shall not indemnify, defend and hold harmless Buyer or Buyer's affiliates (including the Companies and the Subsidiary) from (x) any liability for Taxes of any of the Companies or the Subsidiary for the Pre-Closing Tax Period to the extent such liability has been included in the final determination of Closing Net Assets and taken into account in the calculation of the Adjusted Purchase Price, or (y) any liability for Taxes attributable to any action taken on or after the Closing Date by Buyer, any of its affiliates, or any transferee of Buyer or any of its affiliates, including the Companies and the Subsidiary, other than any such action expressly required by applicable law or by this Agreement (a "Buyer Tax Act"), or attributable to a breach by Buyer of its obligations under this Agreement.

          Buyer shall, and shall cause the Companies and the Subsidiary to, indemnify, defend and hold harmless Seller and its affiliates from
(i) all liability for Taxes of any of the Companies or the Subsidiary for any taxable period ending on or after the Closing Date (other than Taxes of any of the Companies or the Subsidiary for which indemnification by Seller has been expressly provided under the foregoing paragraph of this Section 11(a)), (ii) all liability for Taxes of any of the Companies or the Subsidiary for the Pre-Closing Tax Period to the extent such liability has been included in the final determination of Closing Net Assets and taken into account in the calculation of Adjusted Purchase Price, (iii) all liability for Taxes attributable to a Buyer Tax Act or to a breach by Buyer of its obligations under this Agreement, and (iv) all liability for reasonable legal fees and expenses attributable to any item in clause (i), (ii) or
(iii) above.

          In the case of any taxable period that includes (but does not begin on) the Closing Date, including without limitation the final taxable year of the Companies for United States federal income Tax purposes as members of Seller's affiliated group (a "Straddle Period"):

          (1) real, personal and intangible property Taxes ("Property Taxes") of the Companies and the Subsidiary for the Pre-Closing Tax Period (which are subject to indemnification by Seller to the extent set forth in this Section 11(a)) shall be equal to the amount of such Property Taxes due and payable during the entire Straddle Period (regardless of when such Property Taxes were assessed) multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

          (2) the other Taxes of the Companies and the Subsidiary for the Pre-Closing Tax Period (which are subject to indemnification by Seller to the extent set forth in this Section 11(a)) shall be computed using a closing-of-the-books method as if such taxable period ended as of the last day immediately preceding the Closing Date, with all standard deductions, exemptions, progressivity in rates and other items calculated with respect to the full Straddle Period apportioned to the Pre-Closing Tax Period based upon the ratio of the number of days during the Straddle Period that are in the Pre-Closing Tax Period to the total number of days in the Straddle Period.

Seller's indemnity obligation in respect of Taxes for a Straddle Period shall initially be effected by its payment to Buyer of the excess of (x) such Taxes for the Pre-Closing Tax Period, over (y) the sum of (i) the amount of such Taxes paid by Seller or any of its affiliates (other than any of the Companies or the Subsidiary) at any time, plus (ii) the amount of such Taxes paid by any of the Companies or the Subsidiary prior to the close of business on the last day immediately preceding the Closing Date, plus (iii) the amount of such Taxes included in the final determination of Closing Net Assets and taken into account in the calculation of the Adjusted Purchase Price. Seller shall initially pay such excess to Buyer within 30 days after the Tax Return with respect to the liability for such Taxes is required to be filed (or, if later, is actually filed). If (x) the sum of (i) the amount of such Taxes paid by Seller or any of its affiliates (other than any of the Companies or the Subsidiary) at any time, plus (ii) the amount of such Taxes paid by any of the Companies or the Subsidiary prior to the close of business on the last day immediately preceding the Closing Date, plus (iii) the amount of such Taxes included in the final determination of Closing Net Assets and taken into account in the calculation of the Adjusted Purchase Price, exceeds (y) the amount of such Taxes for the Pre-Closing Period, Buyer shall pay or cause the appropriate Company or Subsidiary to pay to Seller the amount of such excess, in the case of Property Taxes, at the Closing and, in all other cases, within 30 days after the Tax Return with respect to the liability for such Taxes is required to be filed. The payments to be made pursuant to this paragraph by Seller or Buyer with respect to any Straddle Period shall be appropriately adjusted to reflect any final determination with respect to Taxes for such Straddle Period.

          (b) Other Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer and its affiliates (including the Companies and the Subsidiary) from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses, except as otherwise provided in Section 11(f) hereof) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in paragraph (a) of this
Section 11) as a result of:

          (i) any breach of any representation or warranty of Seller contained in this Agreement or any certificate signed by Seller and delivered pursuant hereto,

          (ii) any breach of any covenant or agreement of Seller contained in this Agreement, including without limitation the covenants of Seller contained in Section 5 and Section 9 of this Agreement,

          (iii) any Third Party Claim with respect to products manufactured by any of the Companies or the Subsidiary prior to the Closing Date, other than those products sold by the Companies or the Subsidiary on or after the Closing Date with respect to which Buyer or any of the Companies or the Subsidiary, (A) because of negligence in the packaging, storage or transportation of such products on or after the Closing Date were primarily responsible for such loss, liability, claim, damage or expense related to such products, or (B) in the exercise of reasonable diligence in the ordinary course of business should have discovered the defect in such products on or after the Closing Date and prior to the sale of such products,

          (iv) any material action, lawsuit, hearing, proceeding or investigation which, prior to the Closing Date, was pending (with respect to which any of Seller, the Companies or the Subsidiary had been served or otherwise notified) or, to the Knowledge of Seller, threatened against any of Seller, the Companies or the Subsidiary with respect to the Seafood Business, or

          (v)(A) any worker's compensation claims reported to or filed against Seller or any of the Companies or the Subsidiary prior to the Closing that are based upon an occupational condition or disease, and
(B) any worker's compensation claims that are based upon an injury (and not an occupational condition or disease), general liabilities claims or automobile liability claims arising from an incident occurring prior to the Closing Date;

provided, however, that (A) Seller shall not have any liability under clause (i) above (except for breaches of Section 4(b), 4(d) or 4(p) of this Agreement) unless the aggregate of all losses, liabilities, claims, damages and expenses under clause (i) for which Seller would, but for this clause (A), be liable exceeds on a cumulative basis an amount equal to 1% of the Adjusted Purchase Price, and then only to the extent of any such excess, (B) Seller shall not have any liability under clause (i) above (except for breaches of Section 4(b), 4(d) or 4(p) of this Agreement) to the extent the aggregate of all losses, liabilities, claims, damages and expenses under clause (i) for which Seller would, but for the provisions of this clause (B), be liable exceeds on a cumulative basis an amount equal to 50% of the Adjusted Purchase Price, and (C) Seller shall not have any liability under clauses (i) through
(v) above for any loss, liability, claim, damage or expense to the extent such loss, liability, claim, damage or expense has been included in the final determination of Closing Net Assets and taken into account in the calculation of the Adjusted Purchase Price.

          Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (including without limitation claims for breaches of representations, warranties, covenants and agreements contained in this Agreement) shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action any of Buyer, the Companies or the Subsidiary may have against Seller as a matter of equity or under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation (including, without limitation, those relating to asbestos, petroleum products, PCB's or any hazardous substances) or arising under or based upon common law or otherwise, except to the extent provided with respect to Seller in Section 11(a) and this Section 11(b).

          (c) Other Indemnification by Buyer. Buyer shall, and after the Closing shall cause each of the Companies and the Subsidiary to, indemnify, defend and hold harmless Seller and its affiliates from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses, except as otherwise provided in Section 11(f)) suffered or incurred by any such indemnified party (other than any relating to Taxes, for which indemnification provisions are set forth in paragraph (a) of this Section 11) as a result of:

          (i) any breach of any representation or warranty of Buyer contained in this Agreement or any certificate signed by Buyer and delivered pursuant hereto, or

          (ii) any breach of any covenant or agreement of Buyer contained in this Agreement or the Confidentiality Agreement, including without limitation the covenants of Buyer contained in Section 7 and
Section 9 of this Agreement, or

          (iii) without limiting the generality of clause (iv) or (v) hereof, any claims (including without limitation product liability claims) in respect of products sold by any of the Companies or the Subsidiary after the Closing under any of the Marks which are brought against Seller or any of its affiliates as a result of any right and license to use the Marks granted by Seller pursuant to Section 8(c) of this Agreement (other than those for which indemnification by Seller has been expressly provided under Section 11(a) or (b) and has not terminated under Section 11(e)), or

          (iv) without limiting the generality of clause (v) hereof, any claim, action, lawsuit, proceeding or investigation relating primarily to the Seafood Business, whether arising before or after the Closing (other than those for which indemnification by Seller has been expressly provided under Section 11(a) or (b) and has not terminated under
Section 11(e)), or

          (v) any obligation or liability of any of the Companies or the Subsidiary or, with respect to obligations or liabilities relating primarily to the Seafood Business, Seller, whether arising before or after the Closing (other than those for which indemnification by Seller has been expressly provided under Section 11(a) or (b) and has not terminated under Section 11(e)), including without limitation (A) any obligation or liability included in the final determination of Closing Net Assets and taken into account in the calculation of the Adjusted Purchase Price, (B) any obligation or liability assumed by any of the Companies or the Subsidiary under Section 8(h), and (C) any obligation or liability of Seller or any affiliate of Seller to pay or perform any such obligation or liability of any of the Companies or the Subsidiary
(1) pursuant to any guaranty or obligation to assure performance given or made by Seller or any such affiliate, or (2) that otherwise arises as a matter of law or contract.

The Companies and the Subsidiary shall be jointly and severally liable for Buyer's indemnification obligations pursuant to this Agreement, including pursuant to Section 11(a) and this Section 11(c), and, if so requested by Seller, Buyer shall cause the Companies and the Subsidiary immediately after the Closing to sign such instruments evidencing the foregoing obligations as Seller may reasonably request.

          Seller acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (including without limitation claims for breaches of representations, warranties, covenants and agreements contained in this Agreement) shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action Seller may have against Buyer as a matter of equity or under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation (including, without limitation, those relating to asbestos, petroleum products, PCB's or any hazardous substances) or arising under or based upon common law or otherwise, except to the extent provided with respect to Buyer in
Section 11(a) and this Section 11(c).

          (d) Adjustments; Remedial Actions. The amount of any loss, liability, claim, damage or expense for which indemnification is provided under this Section 11 shall be net of any amounts recovered (regardless of time) or recoverable with diligent effort by the indemnified party under insurance policies (including without limitation any of the title insurance policies issued under the Title Commitments, which policies Buyer agrees to obtain promptly following the Closing if Buyer pays the premiums for such policies) with respect to such loss, liability, claim, damage or expense, and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage or expense. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to use all other items of income, gain, loss, deduction or credit before using any item arising from the incurrence or payment of any indemnified loss, liability, claim, damage or expense or of any indemnity payment pursuant to this Section 11. Any indemnity payment made pursuant to this Section 11 will be treated as an adjustment to the Adjusted Purchase Price for Tax purposes and shall be allocated between the Shares of JAC and the Shares of Multifoods Seafood in such manner as Seller and Buyer in good faith shall mutually agree, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party causes any such payment not to constitute an adjustment to the Adjusted Purchase Price for federal income Tax purposes.

          Notwithstanding anything to the contrary stated herein, if remedial action is required to correct a situation giving rise to any loss, liability, claim, damage or expense for which a party is entitled to indemnification pursuant to this Section 11, then the indemnifying party shall in no event be obligated with respect to the costs and expenses of such remedial action, (i) in the case of any contamination or other condition at any Company Property the existence of which constitutes a breach of any representation or warranty of Seller set forth in Section 4(r) or 4(s) hereof, to the extent such costs and expenses exceed those which would have been incurred had Buyer or the appropriate Company or Subsidiary taken only such actions to remediate such contamination or other condition as are required under applicable law, and (ii) in all other cases, to the extent such costs and expenses exceed those which would have been incurred had the indemnified party taken only such actions to correct such situation that a person of ordinary prudence under like circumstances who was not entitled to indemnification for the costs and expenses of such remedial action would have reasonably taken.

          (e) Termination of Indemnification. The obligations to indemnify, defend and hold harmless a party hereto, (x) pursuant to
Section 11(a), shall terminate upon the expiration of the applicable statute of limitations with respect to the Tax liability in question (giving effect to any waiver, mitigation or extension thereof), (y) pursuant to Sections 11(b)(i) and 11(c)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 16, and (z) pursuant to the other clauses of Sections 11(b) and 11(c), shall not terminate; provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to Section 11(f) or (g) hereof to the party to be providing the indemnification.

          (f) Procedures Relating to Indemnification (Other than Under Section 11(a)). In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement (other than under Section 11(a)) in respect of, arising out of or involving a claim or demand made by any third party against the indemnified party (a "Third Party Claim"), such indemnified party shall notify the indemnifying party in writing of the Third Party Claim, and deliver to the indemnifying party copies of all notices and documents accompanying or constituting the Third Party Claim, within ten business days after obtaining notice thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim; provided, however that failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

          If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, which election must be made within ten business days (in the case of a Third Party Claim with respect to which a complaint has been filed) or 30 days (in the case of all other third party claims) after the indemnifying party receives notice of the Third Party Claim from the indemnified party, the indemnifying party will not be liable to the indemnified party for legal expenses incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right, but not the obligation, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. If the indemnifying party has not assumed the defense of a Third Party Claim, the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof with reimbursement by the indemnifying party of reasonable out-of-pocket expenses of the indemnified party incurred in connection therewith. Such cooperation shall include, without limitation, the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, which consent shall not be unreasonably withheld. All Tax Claims (as defined in Section 11(g)) shall be governed by Section 11(g).

          (g) Procedures Relating to Indemnification of Tax Claims. If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to Buyer or one of its affiliates pursuant to Section 11(a), Buyer shall promptly notify Seller in writing of such claim (a "Tax Claim"). If notice of a Tax Claim ("Tax Notice") received by any of Buyer, the Companies or the Subsidiary after the Closing Date is not given to Seller within a sufficient period of time to allow Seller to effectively contest such Tax Claim, Seller shall not be liable to Buyer or any of its affiliates to the extent that Seller's position is actually prejudiced as a result thereof.

          Seller shall control all proceedings, including without limitation selection of counsel, taken in connection with any Tax Claim (except to the extent such Tax Claim relates to Taxes of any of the Companies or the Subsidiary for a taxable period that includes (but does not end on) the Closing Date) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto and either pay the Tax claimed and sue for a refund where applicable law permits such refund suits (subject to Buyer's obligations, if any, with respect to such Taxes under Section 11(a) and Buyer's rights, if any, with respect to such refund under Section 12(d)) or contest the Tax Claim in any permissible manner. Seller and Buyer shall jointly control all proceedings taken in connection with any Tax Claim to the extent it relates to Taxes of any of the Companies or the Subsidiary for a taxable period that includes (but does not end on) the Closing Date. Each of Buyer, the Companies, the Subsidiary and their respective affiliates shall cooperate with Seller in contesting any Tax Claim (with reimbursement by Seller of reasonable out-of-pocket expenses of any such person incurred in connection therewith, except to the extent the Tax Claim relates to Taxes of any of the Companies or the Subsidiary for a taxable period that includes (but does not end on) the Closing Date), which cooperation shall include, without limitation, the retention and (upon Seller's request) the provision to Seller of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

          In no case shall any of Buyer, the Companies or the Subsidiary admit any liability with respect to, or settle, compromise or discharge, any Tax Claim without Seller's prior written consent, which consent shall not be unreasonably withheld. In no case shall Seller admit any liability with respect to, or settle, compromise or discharge, any Tax Claim relating to Taxes of any of the Companies or the Subsidiary for a taxable period that includes (but does not end on) the Closing Date without Buyer's prior written consent, which consent shall not be unreasonably withheld.

          12.     Tax Matters.

          (a) For any taxable period that includes (but does not end on) the Closing Date, Buyer shall timely prepare and file or cause the appropriate Company or Subsidiary to timely prepare and file with the appropriate authorities all Tax Returns required to be filed, and will pay or cause the appropriate Company or Subsidiary to pay all Taxes due with respect to such Tax Returns, subject to Seller's obligations, if any, with respect to such Taxes under Section 11(a). For any taxable period of any of the Companies or the Subsidiary that ends on or before the Closing Date (including without limitation the final taxable year of the Companies for United States federal income Tax purposes as members of Seller's affiliated group), Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed, and will pay all Taxes due with respect to such Tax Returns, subject to Buyer's obligations, if any, with respect to such Taxes under Section 11(a). Buyer and Seller agree to cause all Tax Returns for any taxable period that includes (but does not end on) the Closing Date to be filed on the basis that the relevant taxable period ended on the Closing Date and on a basis consistent with prior filings by Seller, unless the relevant taxing authority will not accept a Tax Return filed on that basis. Buyer and Seller agree to treat the Subsidiary's taxable year as terminated on the Closing Date by reason of a change in control of its parent corporation for purposes of Canadian Tax law.

          (b) Each of Seller, Buyer, the Companies and the Subsidiary shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to Taxes of any of the Companies or the Subsidiary, including maintaining and making available to each other all records necessary in connection with such Taxes and in resolving all disputes and audits with respect to all taxable periods relating to such Taxes. Each of Buyer and Seller recognizes that the other party and its affiliates will need access from time to time after the Closing to certain accounting and Tax records and information held by such party and its affiliates to the extent such records and information pertain to events occurring on or prior to the Closing Date. Therefore, each of Buyer and Seller agrees, and Buyer agrees to cause each of the Companies and the Subsidiary, to (i) properly retain and maintain such records and information in accordance with the past custom and practice of such corporation until such time as the other party agrees that such retention and maintenance is no longer necessary, and (ii) subject to Seller's obligations under Section 5(c) and Buyer's obligations under the Confidentiality Agreement, allow the other party, its affiliates and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records and information as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such other party's expense.

          (c) Any refunds or credits of Taxes of any of the Companies or the Subsidiary for any taxable period ending before the Closing Date shall be for the account of Seller. Any refunds or credits of Taxes of any of the Companies or the Subsidiary for any taxable period beginning on (except for refunds relating to Taxes resulting from the 338(h)(10) election, or comparable elections with respect to other jurisdictions, required by Section 12(g) of this Agreement) or after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of any of the Companies or the Subsidiary for any Straddle Period shall be equitably apportioned between Seller and Buyer (based on each party's respective indemnification obligations with respect to such Taxes). Buyer shall, if Seller so requests and at Seller's expense, cause the Company or Subsidiary so requested by Seller to file for and obtain any refunds or credits to which Seller is entitled under this
Section 12(c). Buyer shall permit Seller to control the prosecution of any such refund claim (other than any such claim for refund of Taxes for any taxable period that includes (but does not end on) the Closing Date, which shall be controlled jointly by Buyer and Seller) and, where deemed appropriate by Seller, shall cause the applicable Company or Subsidiary to authorize by appropriate powers of attorney such persons as Seller shall designate to represent the applicable Company or Subsidiary with respect to such refund claim. Buyer shall cause the applicable Company or Subsidiary to forward to Seller any refund to which Seller is entitled under this Section 12(c) within ten days after such refund is received (or reimburse Seller for any credit to which Seller is entitled under this
Section 12(c) within ten days after such credit is allowed or applied against other Tax liability). Seller and Buyer shall treat any payments under the preceding sentence that Seller shall receive pursuant to this
Section 12(c) as an adjustment to the Adjusted Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to Buyer or any of its affiliates causes any such payment not to be treated as an adjustment to the Adjusted Purchase Price for federal income Tax purposes. Buyer agrees that JAC shall not, and Buyer shall not permit JAC to, carry back any item of loss, deduction, or credit which arises in any taxable period beginning on or after the Closing Date ("Subsequent Loss") into any taxable period ending on or before the Closing Date.

          (d) Seller shall be responsible for filing any amended consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date (and, subject to Buyer's obligations under Section 11(a) hereof, to pay any amount of Tax due which is shown thereon) which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, provincial, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by any of the Companies or the Subsidiary, any required amended Tax Returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to the applicable Company or Subsidiary for approval (which approval shall not be unreasonably withheld), signature and filing at least ten days prior to the due date for filing such amended Tax Returns.

          (e)     Notwithstanding anything to the contrary provided in
Section 11(a), all transfer, documentary, sales, use, gross receipts, registration and other such Taxes (including, but not limited to, all applicable real estate transfer and gains Taxes) and fees (including any penalties, interest and additions to Tax), if any, incurred in connection with this Agreement and the transactions contemplated hereby (other than any such Taxes and fees expressly required pursuant to the next sentence hereof to be paid by Seller) shall be paid by the party who customarily pays such Tax in the jurisdiction imposing such Tax, and Seller and Buyer shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Tax laws. Seller shall pay all stock transfer Taxes, if any, due as a result of the sale of the Shares.

          (f) Seller shall cause each of the Companies and the Subsidiary to be released before the Closing from the provisions of any Tax sharing agreement to which any of the Companies or the Subsidiary is a party or by which any of the Companies or the Subsidiary is bound.

          (g) Buyer and Seller shall take all actions necessary to effect an election under Section 338(h)(10) of the Code (and any comparable elections under state or local Tax law) with respect to Multifoods Seafood (but not with respect to JAC), including, without limitation, the filing of Internal Revenue Service Form 8023 ("Corporate Qualified Stock Purchase Elections"). In connection with such election Buyer and Seller shall jointly determine, using the purchase price allocation to the shares of Multifoods Seafood in Section 1 of this Agreement, the amount of the "adjusted grossed-up basis" of the Shares of Multifoods Seafood and the "modified aggregate deemed selling price" of the assets of Multifoods Seafood and the allocation of such amounts among the assets of Multifoods Seafood in accordance with section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder (the "Allocations"). The calculations of the "adjusted grossed-up basis" and the Allocations shall not include the respective investment banking, legal, accounting and other fees or costs incurred by each of Seller and Buyer as a result of the transactions contemplated by this Agreement ("Transaction Costs"). Seller shall calculate gain or loss, if any, resulting from such election in a manner consistent with the Allocations and shall not take any position inconsistent with the Allocations in any Tax Return or otherwise; provided, however, that Seller shall be entitled to take into account its Transaction Costs when calculating such gain or loss. Buyer shall allocate the "adjusted grossed-up basis" of the Shares of Multifoods Seafood among the assets of Multifoods Seafood in a manner consistent with the Allocations and shall not take any position inconsistent with the Allocations in any Tax Return or otherwise; provided, however, that Buyer shall be entitled to add its Transaction Costs to the "adjusted grossed-up basis" of the Shares of Multifoods Seafood for purposes of allocating among the assets of Multifoods Seafood.

          13. Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other party hereto, provided, however, that Buyer may assign all of its rights, interests and obligations hereunder to one of its affiliates (in which case, however, Buyer shall also remain responsible for the performance of all of its obligations hereunder).

          14. No Third-Party Beneficiaries. Except as expressly provided in Section 11 with respect to affiliates of Buyer and Seller, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder.

          15. Termination. (a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the
Closing:

          (i) by mutual written consent of Seller and Buyer;

          (ii) by Seller if any of the conditions set forth in
Section 3(b) hereof shall have become incapable of fulfillment, and shall not have been waived in writing by Seller;

          (iii) by Buyer if any of the conditions set forth in
Section 3(a) hereof shall have become incapable of fulfillment, and shall not have been waived in writing by Buyer; or

          (iv) by either party hereto, if the Closing does not occur on or prior to August 31, 1995;

provided, however, that the failure to satisfy the conditions or consummate the transactions contemplated by this Agreement on or prior to August 31, 1995 did not result from the breach in any material respect by the party seeking termination pursuant to clause (ii), (iii) or (iv) of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b) In the event of termination by Seller or Buyer pursuant to this Section 15, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

          (i) Buyer shall return to Seller all documents and other material received from or on behalf of any of Seller, the Companies or the Subsidiary relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

          (ii) all confidential information received by Buyer shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect in accordance with the terms thereof notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 15, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 7(a) hereof relating to the obligation of Buyer to keep confidential certain information and data obtained by it from Seller, (ii) Section 17 hereof relating to certain expenses,
(iii) Section 8(d) hereof relating to publicity, (iv) Section 23 hereof relating to finder's fees and broker's fees and (v) this Section 15. Nothing in this Section 15 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement.

          16. Survival of Representations. Except as hereinafter provided in this Section 16, the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Section 11 of this Agreement until the close of business two years following the Closing Date, whereupon such representations and warranties shall terminate. The representations and warranties in Section 4(h) shall survive for so long as the Tax indemnification is available under Section 11(a). The representations and warranties in Sections 4(b), 4(d) and 4(p) shall terminate upon expiration of the applicable statute of limitations.

          17. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

          18. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

          19. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent by facsimile, or sent, postage prepaid, by United States registered, certified or express mail, or reputable overnight courier service, and shall be deemed given, if delivered by hand, when so delivered, or if sent by facsimile, when received, or if sent by mail, three business days after mailing (two business days in the case of express mail), or if sent by overnight courier service, one business day after delivery to such service, as follows:

          (i)  if to Buyer, to
               Tyson Foods, Inc.
               2210 Oaklawn Drive
               Springdale, Arkansas  72762-6999

               Attention:  Leland E. Tollett
               Facsimile No.:  (501) 290-4028

               with a copy to:
               David L. Van Bebber, esq.
               Tyson Foods, Inc.
               2210 Oaklawn Drive
               Springdale, Arkansas  72762-6999

               Facsimile No.:  (501) 290-7967

         (ii)  if to Seller, to
               International Multifoods Corporation
               Multifoods Tower
               P. O. Box 2942
               33 South Sixth Street
               Minneapolis, Minnesota  55402

               Attention:  Anthony Luiso, Chairman of the Board,
                             President and Chief Executive Officer

               Facsimile No.:  (612)340-6502

               with copies to:
               John E. Sampson, Vice President-
                 Corporate Planning and Development

               Frank W. Bonvino, Vice President,
                 General Counsel and Secretary
               International Multifoods Corporation
               Multifoods Tower
               P. O. Box 2942
               33 South Sixth Street
               Minneapolis, Minnesota  55402

               Facsimile No.:  (612)340-6502

Any party hereto may change the address to which notices and other communications are to be delivered or sent by giving the other party notice in the manner herein set forth.

          20. Interpretation. In this Agreement, the Disclosure Schedule and any exhibits annexed hereto:

          (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

          (b) the word "including" shall mean "including without limitation";

          (c) the word "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

          (d) the word "business day" shall mean any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States or the State of Minnesota;

          (e) the word "person" shall mean an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government, or governmental department or agency;

          (f) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement, the Disclosure Schedule or any exhibits annexed hereto;

          (g) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day which is a business day;

          (h) all dollar amounts are expressed in United States funds;
and

          (i) unless otherwise expressly provided herein, money shall be tendered by wire transfer of immediately available federal funds.

          21. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party.

          22. Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits annexed hereto) and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

          23. Brokerage Fees. Each party hereto hereby represents and agrees that the only brokers or finders that have acted in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder's fee or commission in respect thereof are Lehman Brothers and Piper Jaffray Inc. who have acted for Seller, and Seller will pay all fees or commissions which may be payable to the firms so named.

          24. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          25. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

          26. Disclosure Schedule. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Matters disclosed by Seller to Buyer pursuant to any Section of this Agreement or the Disclosure Schedule shall be deemed to be disclosed with respect to all Sections of this Agreement and the Disclosure Schedule to the extent this Agreement requires such disclosure.



          27.     Certain Definitions.

          (a) For all purposes of this Agreement, "Knowledge" of Seller or a similar phrase shall mean the actual knowledge (which shall mean the conscious awareness of facts or other information and shall not include constructive knowledge of any matters) of any officer of Seller or the President, any Vice President, the Division Vice President of Operations, the Division Vice President of Sales and Marketing or the Division Controller of any of the Companies or the Subsidiary.

          (b) For all purposes of this Agreement, the term "Seafood Business" shall mean the Companies' and the Subsidiary's business of manufacturing, marketing and distributing surimi-based analog seafood products.

          (c) "Acquired Business" shall have the meaning set forth for such term in Section 5(f)(ii)(A) hereof.

          (d) "Adjusted Purchase Price" shall have the meaning set forth for such term in Section 2(a) hereof.

          (e) "Audited Financial Statements" shall have the meaning set forth for such term in Section 4(f) hereof.

          (f) "Buyer" shall have the meaning set forth for such term in Paragraph 1 hereof.

          (g) "Buyer's Plans" shall have the meaning set forth for such term in Section 9(a) hereof.

          (h) "Buyer Tax Act" shall have the meaning set forth for such term in Section 11(a) hereof.

          (i) "Closing" shall have the meaning set forth for such term in Section 2(a) hereof.

          (j) "Closing Date" shall have the meaning set forth for such term in Section 2(a) hereof.

          (k) "Closing Net Assets" shall have the meaning set forth for such term in Section 2(b)(ii) hereof.

          (l) "Closing Statement" shall have the meaning set forth for such term in Section 2(b)(ii) hereof.

          (m) "Code" shall have the meaning set forth for such term in Section 4(h)(i)(C) hereof.

          (n) "Companies" shall have the meaning set forth for such term in Recital 1 hereof.

          (o) "Company" shall have the meaning set forth for such term in Recital 1 hereof.

          (p) "Company Properties" shall have the meaning set forth for such term in Section 4(j) hereof.

          (q) "Company Property" shall have the meaning set forth for such term in Section 4(j) hereof.

          (r) "Competing Business" shall have the meaning set forth for such term in Section 5(f)(ii)(A) hereof.

          (s) "Confidentiality Agreement" shall have the meaning set forth for such term in Section 7(a) hereof.

          (t) "Contracts" shall have the meaning set forth for such term in Section 4(m) hereof.

          (u) "Corporate Qualified Stock Purchase Elections" shall have the meaning set forth for such term in Section 12(g) hereof.

          (v)     "Disclosure Schedule" shall mean the separate
Disclosure Schedule accompanying this Agreement and made a part hereof. All references in this Agreement to the Disclosure Schedule followed by a numerical reference (e.g. Disclosure Schedule 4(l)) shall be a reference to that section of the Disclosure Schedule so denominated in the Disclosure Schedule.

          (w) "Employees" shall have the meaning set forth for such term in Section 9(a) hereof.

          (x) "Environmental Reports" shall have the meaning set forth for such term in Section 4(s)(iii) hereof.

          (y) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and all regulations promulgated thereunder.

          (z) "GAAP" means United States generally accepted accounting principles.

          (aa) "Hazardous Substance" shall have the meaning set forth for such term in Section 4(s)(i) hereof.

          (bb) "Indemnified Party" shall have the meaning set forth for such term in Section 11(f) hereof.

          (cc) "Interim Statement" shall have the meaning set forth for such term in Section 4(f) hereof.

          (dd) "JAC" shall have the meaning set forth for such term in Recital 1 hereof.

          (ee) "Leased Property" shall have the meaning set forth for such term in Section 4(j) hereof.

          (ff) "Material Adverse Effect" shall have the meaning set forth for such term in Section 3(a)(v) hereof.

          (gg) "Multifoods Seafood" shall have the meaning set forth for such term in Recital 1 hereof.

          (hh) "Net Deferred Income Tax Liabilities" shall mean all deferred income tax liabilities (net of all deferred income tax assets) of JAC and the Subsidiary (but not of Multifoods Seafood), of a type required to be recorded on the face of a balance sheet as of the close of business on the last day immediately preceding the Closing Date prepared in accordance with GAAP.

          (ii) "Non-Competition Area" shall have the meaning set forth for such term in Section 5(f)(i) hereof.

          (jj) "Owned Property" shall have the meaning set forth for such term in Section 4(j) hereof.

          (kk) "Permitted Investments" shall have the meaning set forth for such term in Section 5(f)(ii) hereof.

          (ll) "Permitted Liens" shall have the meaning set forth for such term in Section 4(i) hereof.

          (mm) "Pre-Closing Tax Period" shall have the meaning set forth for such term in Section 4(h)(i)(B) hereof.

          (nn) "Purchase Price" shall have the meaning set forth for such term in Section 1 hereof.

          (oo) "Restricted Business" shall have the meaning set forth for such term in Section 5(f)(i) hereof.

          (pp) "Seller" shall have the meaning set forth for such term in Paragraph 1 hereof.

          (qq) "Seller's Plans" shall have the meaning set forth for such term in Section 4(p)(i) hereof.

          (rr) "Shares" shall have the meaning set forth for such term in Recital 1 hereof.

          (ss) "Straddle Period" shall have the meaning set forth for such term in Section 11(a).

          (tt) "Subsequent Loss" shall have the meaning set forth for such term in Section 12(c) hereof.

          (uu) "Subsidiary" shall have the meaning set forth for such term in Section 4(c) hereof.

          (vv) "Tax or Taxes" shall have the meaning set forth for such term(s) in Section 4(h)(i)(A) hereof.

          (ww) "Tax Claim" shall have the meaning set forth for such term in Section 11(g) hereof.

          (xx) "Tax Return or Tax Returns" shall have the meaning set forth for such term(s) in Section 4(h)(i)(D) hereof.

          (yy) "Tax Notice" shall have the meaning set forth for such term in Section 11(g) hereof.

          (zz) "Third Party Claim" shall have the meaning set forth for such term in Section 11(f) hereof.

         (aaa) "Title Commitments" shall have the meaning set forth for such term in Section 4(j) hereof.

         (bbb) "Transaction Costs" shall have the meaning set forth for such term in Section 12(g) hereof.



          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                    INTERNATIONAL MULTIFOODS CORPORATION
                                                   (Seller)



                                     By     /s/ John E. Sampson
                                       Name:  John E. Sampson
                                       Title:  Vice President
                                       Corporate Planning &
                                       Development



                                      TYSON FOODS, INC.
                                      (Buyer)


                                      By     /s/ Dennis Leatherby
                                        Name:  Dennis Leatherby
                                        Title:  Treasurer

Exhibits and Schedules Omitted:

Exhibit A     Form of Opinion of Faegre & Benson
Exhibit B     Form of Opinion of General Counsel of Seller
Exhibit C     Form of Opinion of Corporate Counsel of Buyer
Exhibit D-1   Audited Financial Statements
Exhibit D-2   Interim Statement
Disclosure Schedule relating to representations and warranties of Seller





The Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.